EXHIBIT 10.1

***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2
MANUFACTURING AGREEMENT
     THIS MANUFACTURING AGREEMENT (the “Agreement”) is entered into by and between Dot Hill Systems Corporation, a Delaware corporation, with its principal place of business located at 2200 Faraday Avenue, Suite 100, Carlsbad, California, 92008 (“Dot Hill”), MiTAC International Corporation, an entity organized under the laws of the Republic of China, with its principal place of business located at No. 200, Wen Hwa 2nd Road, Kwei Shan Hsiang, Taoyuan, Taiwan, Republic of China (hereinafter referred to as “Mitac”) and SYNNEX Corporation, an entity organized under the laws of Delaware, with its principal place of business located 44201 Nobel Drive, Fremont, California 94538 (hereinafter referred to as “Synnex”). For purpose of interpretation of this Agreement, and in accordance with an interpretation provided in a manner set forth in Section 12.21 below, Mitac and Synnex may collectively or separately be referred to as Supplier, as the case may be.
RECITALS
     WHEREAS, this Agreement governs Dot Hill’s purchase of parts, materials, components and/or finished products from Supplier.
     WHEREAS, the general terms and conditions comprising the body of this Agreement shall set forth the provisions which apply to all purchases of parts, materials, components and/or finished products by Dot Hill from Supplier; and
     WHEREAS, a separate Award Letter will be executed by the parties for particular parts, materials, components and/or finished products and set forth any additional provisions that apply thereto, such as, without limitation, prices, order quantities and lead times, together with any changes or other revisions to any of the general terms and conditions that they apply to such particular parts, materials, components and/or finished products.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the parties hereby agree as follows:
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AGREEMENT COMPONENTS
     The parties agree to be bound by this Agreement, which consists of this signature page, the general terms and conditions and the following exhibits, together with any Product Supplement/Award Letter that is executed by the parties:
☑	Exhibit A (Electronic Data Interchange)

☑	Exhibit B (Customer Support)

☑	Exhibit B-1 (Supplier’s Repair Facilities)

☑	Exhibit B-2 (NTF Charges)

☑	Exhibit B-3 (Out of Warranty Repair)

☑	Exhibit C (Supplier’s Quality Program)

☑	Exhibit C-1 (Customer Support Quality Requirements)
     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by and through their duly authorized representatives to become effective on the last signature date (the “Effective Date”) set forth below.

Dot Hill Systems Corporation		MiTAC International Corporation

By:	/s/ Dana W. Kammersgard	By:	/s/ Riley J. Ho

Name:	Dana W. Kammersgard	Name:	Riley J. Ho

Title:	CEO	Title:	President

Date:	2/20/07	Date:	1.19.2007

SYNNEX Corporation

		By:	/s/ Simon Y. Leung
Simon Y. Leung
		Name:	Simon Y. Leung

		Title:	General Counsel & Corporate Secretary

		Date:	Jan. 23, 2007

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GENERAL TERMS AND CONDITIONS
1. DEFINITIONS. Solely for purposes of this Agreement, the following terms and their grammatical variations shall have the meanings set forth hereinafter:
     1.1 “Affiliate” means an entity that is controlled by a party hereto, where “control” means the direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting interests of such entity by a party hereto, but only for so long as such entity continues to meet this requirement.
     1.2 “Award Letter” means a document executed by Dot Hill and Supplier that sets out the particular commitments of the parties with respect to prices and other terms relative to the purchase of specific Products pursuant to the terms and conditions of this Agreement. The execution of an Award Letter shall not constitute or imply any commitment to purchase any particular quantity of Products.
     1.3 “Components” means those components purchased by Supplier for use in Products that are to be provided to Dot Hill within the Material Leadtimes initially set forth in an attachment to an Award Letter and updated quarterly, and purchased only in accordance with Dot Hill’s Approved Vendor Listing (“AVL”), as may be modified at any time and from time to time by Dot Hill.
     1.4 “Confidential Information” means information of a party, which information is conspicuously marked with “Confidential” or “Proprietary” or other similar legend. If Confidential Information is orally disclosed it shall be identified as such at the time of disclosure and a brief written non-confidential description of the information and confirmation of the confidential nature of the information shall be sent to the recipient within thirty (30) days after the disclosure. Quantities and schedules shall be considered Confidential Information of Dot Hill hereunder regardless of whether disclosed orally or in writing, or whether or not marked “Confidential” or “Proprietary.” Pricing of Products to Dot Hill shall be considered Confidential Information of Dot Hill regardless of whether disclosed orally or in writing, or whether or not marked “Confidential” or “Proprietary” and shall not be disclosed to any third party by Supplier. Confidential Information does not include information that: (a) was in the possession of, or was known by, the receiving party prior to its receipt from the disclosing party, without an obligation to maintain its confidentiality; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the receiving party from a third party, without an obligation to keep such information confidential; or (d) is independently developed by the receiving party without access to and use of Confidential Information.
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     1.5 “Demand Replenishment Program” means the program agreed to by the parties which provides for Supplier-owned Product located at Supplier’s facilities or Supplier-designated third party hub locations to be delivered to Dot Hill designated location(s) within the timeframe(s) such Product is required by Dot Hill and which shall be provided to Supplier by means of a Demand Trigger.
     1.6 “Demand Trigger” means the mechanism, whether written or by electronic means, by which Dot Hill communicates to Supplier the required delivery timeframes, quantities, delivery locations, and delivery timeframes under one or more Dot Hill purchase orders. If Products are subject to Demand Trigger, the frequency of releases will be specified in an Award Letter.
     1.7 “Dot Hill Contractor” means a third party supplier to Dot Hill, or a limited number of third party suppliers to Dot Hill, which are authorized by Dot Hill in writing to purchase Products from Supplier.
     1.8 “Dot Hill Background Intellectual Property” means the following items which have been authored, conceived, created or developed on or before the Effective Date by or for Dot Hill: (i) all information, inventions, technology, technical documentation, designs (including circuit designs and the Dot Hill product specifications), materials and know-how; (ii) all patents, patent applications, copyrights and other intellectual property rights pertaining to the foregoing, but excluding any trademarks, trade names, service marks and/or service names of Dot Hill.
     1.9 “Dot Hill-unique Components” means those Components which Supplier has purchased and is unable to mitigate under the provisions of this Agreement.
     1.10 “Economic Order Quantity” or “EOQ” means a quantity of Dot Hill-unique Components or Dot Hill-unique raw materials ordered by Supplier and used in the manufacture of the Products, pursuant to a written document with Dot Hill, as amended from time to time by the parties, that will allow Supplier to take advantage of cost savings and which quantity exceeds the normal quantity required to build Products for Dot Hill pursuant to Dot Hill’s proposed delivery schedules.
     1.11 “Effective Date” means the date of last signature by Supplier and Dot Hill on the Manufacturing Agreement for which these General Terms and Conditions apply.
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     1.12 “Improvements” shall mean all upgrades, enhancements and improvements to one or more Product(s) which are derived from or based upon Dot Hill Background Intellectual Property or Supplier Background Intellectual Property, and authored, conceived, created or developed therefrom during the term of this Agreement. The term “Improvements” shall, however, not include any Work Product, Dot Hill Background Intellectual Property and Supplier Background Intellectual Property.
     1.13 “Jointly Developed Intellectual Property” shall mean any intellectual property rights that are developed, conceived or reduced to practice by one or more employees of Dot Hill with one or more employees of Supplier as a result of a material contribution by one or more employees of both Dot Hill and Supplier in connection with the performance of the development activities under this Agreement.
     1.14 “Long Lead Time Components” or “LLTC” means those Components used in the manufacture of the Products, whose lead times are longer than the Purchase Order lead time specified in the applicable Award Letter. If said Purchase Order lead time is not specified in the applicable Award Letter, Long Lead Time Components shall mean those Components whose lead times are longer than [...***...].
     1.15 “Material Leadtime” means the number of days from placement of an order for raw materials to be used in a Product to the time of delivery of such raw materials to Supplier.
     1.16 “Notice” means giving of notice in the manner described in Section 12.2.
     1.17 “NRE” means non-recurring engineering charges.
     1.18 “Pre-Production and/or Prototype” shall mean Product which is manufactured prior to the beginning of production manufacturing and which may or may not be fully qualified and tested, as directed by Dot Hill. A Pre-Production and/or Prototype version of a Product includes a preliminary, unqualified version of a Product under development by Dot Hill that is not intended for resale.
     1.19 “Product” means a part, materials, component or finished good specifically described in one or more applicable Award Letters.
     1.20 “Product Leadtime” means the number of hours or days from placement of a Purchase Order or Demand Trigger to the timeframe of delivery to the specified delivery location.
*** Confidential Treatment Requested
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     1.21 “Specifications” means the applicable product specifications/assembly drawings for the Products provided by Dot Hill to Supplier, as amended from time to time by Dot Hill in accordance with this Agreement, initially set out in the Award Letter.
     1.22 “Statement of Work” means a document that has been executed by the authorized representatives of Supplier and Dot Hill and which summarizes the scope of design or development services that are to be provided by Supplier to Dot Hill, any deliverables arising out of such services which are to be provided by Supplier to Dot Hill, dates and timeframes within which such services are to be rendered and any deliverables provided by Supplier to Dot Hill, amounts that are to be paid by Dot Hill to Supplier for such services and when such payments shall be due, and other supplementary or additional terms and conditions applicable to such services.
     1.23 “Sub-tier Supplier” means a third party who provides parts, materials and/or components related to Products directly to Supplier.
     1.24 “Supplier Guidelines” means Dot Hill’s document confirmed by Supplier which includes, without limitation, the areas of quality, qualification, compliance, connectivity, cost, supply and performance and may include auto-swap, co-planning, demand replenishment certification, direct ship, resident Supplier program, supplier performance management and other initiatives.
     1.25 “Supplier Background Intellectual Property” means the following items which have been authored, conceived, created or developed on or before the Effective Date by or for Supplier: (i) all information, inventions, technology, technical documentation, designs, materials and know-how; (ii) all patents, patent applications, copyrights and other intellectual property rights pertaining to the foregoing, but excluding any trademarks, trade names, service marks and/or service names of Supplier.
     1.26 “Supplier Part” means a part, material or component that is: (a) manufactured by Supplier or any of its Affiliates for Dot Hill or a third party; and (b) incorporated by Supplier or any of its Affiliates into the Products.
     1.27 “Upside Support” means the percentage increase in the quantity of Products that Dot Hill may purchase and Supplier shall sell, manufacture and ship to Dot Hill, without incurring additional charges, in excess of the quantities in Dot Hill’s outstanding purchase orders or forecasts, as the case may be.
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     1.28 “Work Product” means all (i) Product designs, inventions or improvements and any and all discoveries, products, computer programs (including source code and firmware), tooling, procedures, improvements, developments, drawings, works of authorship, specifications, data, memoranda, notes, documents, manuals, information and other items identified in a Statement of Work that are made, authored, conceived or developed for Dot Hill, alone by Supplier or jointly by Supplier with others, for the Products during the term of this Agreement, to the extent that Supplier has the right to transfer to Dot Hill ownership rights in such items, and (ii) intellectual property (excluding Supplier Background Intellectual Property) therefor, to the extent that Supplier has the right to transfer to Dot Hill ownership rights in such intellectual property. Both parties shall execute a Statement of Work for respective projects and finalize/amend the respective definition of Work Product in such Statement of Work for such respective projects.
2. SCOPE OF AGREEMENT
     2.1 Master Agreement Structure. These general terms and conditions cover the potential purchase by Dot Hill of various Products from Supplier, but do not by themselves constitute a purchase commitment by Dot Hill or a supply commitment by Supplier. Dot Hill will be committed to purchase Products only if and when both parties have entered into an Award Letter covering such Products and a purchase order has been issued by Dot Hill to acquire Products set forth in such Award Letter. Notwithstanding the foregoing, Dot Hill acknowledges its responsibility for liability associated with the procurement by Supplier of long-lead time and/or unique Components necessary to support the manufacture of Products by Supplier, as such liability is further described in this Agreement. Such Components will be detailed in an Award Letter for each of the Products, together with their Material Leadtimes and their Dot Hill-approved vendor list. Any issued and accepted purchase orders shall be subject to all the terms and conditions of the signature page, these general terms and conditions and exhibits described in the signature page, the applicable Award Letter for ordered Products and the attachments listed on that Award Letter.
     2.2 Design and Development Work. In the event that Dot Hill desires for Supplier to perform any design and development work, the parties will confer on the scope of design or development services that are to be provided by Supplier to Dot Hill, any deliverables arising out of such services which are to be provided by Supplier to Dot Hill, dates and timeframes within which such services are to be rendered and any deliverables provided by Supplier to Dot Hill, amounts that are to be paid by Dot Hill to Supplier for such services and when such payments shall be due, and other
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supplementary or additional terms and conditions applicable to such services. If the parties reach agreement on these items, they will document them in a Statement of Work that will be executed by the authorized representatives of the parties. Upon such execution, the Statement of Work shall become a part of this Agreement.
2.3 Applicable Parties
          2.3.1 This Agreement applies with respect to all current and future locations and operations of Supplier, wherever those may be located, and which are listed in an addendum to this Agreement. This Agreement shall not apply to any Affiliates of Supplier unless Supplier guarantees in writing their performance under this Agreement in a separate document prepared by Dot Hill.
          2.3.2 Subject to Dot Hill’s provision to Supplier of a guarantee of performance of the responsibilities of an applicable Affiliate of Dot Hill under this Manufacturing Agreement, such Dot Hill Affiliate may issue a written confirmation letter to Supplier stating its willingness to be bound by this Agreement, and issue purchase orders for the purchase of and also purchase Products and services pursuant to this Agreement, which in such event the rights and obligations set forth in this Agreement with respect to such purchase shall be between the Affiliate of Dot Hill that has purchased such Products and services and either Supplier or the Affiliate of Supplier that has provided such Products and services.
          2.3.3 Upon written request of Dot Hill, Supplier also agrees to sell Products to Dot Hill Contractors provided, however, that such Dot Hill Contractors shall issue written confirmation letters to Supplier stating its willingness to be bound by this Agreement, and have credit that is reasonably acceptable to Supplier, which credit approval shall not be unreasonably withheld, delayed or conditioned. Supplier shall use commercially reasonable efforts to enter into an agreement with Dot Hill Contractor(s) that extends the same or substantially similar terms and conditions to Dot Hill Contractors as set forth herein and the corresponding sections of any Award Letter(s) with respect to pricing, Product Leadtimes, on-time delivery, allocation, Upside Support, shipping point, rescheduling, cancellation, forecasting, warranties, indemnity, acceptance and Product quality, but which agreement will include, without limitation, that Dot Hill Contractor(s) shall [...***...]. Supplier shall extend to such Dot Hill Contractor(s) payment terms that are customary and reasonable. Any such agreement shall be subject to approval by Supplier of reasonable credit limits. All purchases made by Dot Hill Contractors shall be added to Dot Hill’s cumulative volume of Products purchased for the purpose of determining any applicable volume
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discounts. Dot Hill shall be liable to pay only for Products ordered by and invoiced directly to Dot Hill and shall not be liable to pay for any Products ordered by Dot Hill Contractors.
     2.4 Tooling. Dot Hill shall [...***...]. Additional terms and conditions related to such tooling will be set forth in a separate Tooling Agreement that is to be executed by the parties.
3. ENGAGEMENT PROCESS
     3.1 Award Letters. Supplier will provide manufacturing services and Products to Dot Hill under the terms and conditions of this Agreement and the applicable Award Letter. From time to time Dot Hill may issue a request for quotation, request for proposal or otherwise initiate discussions regarding a potential Product. Supplier agrees to respond to such requests and engage in any follow-up discussions reasonably requested by Dot Hill. Unless otherwise agreed in writing, [...***...]. In the event that Dot Hill, at its sole discretion, believes that it may, at some time in the future, desire to purchase such a Product from Supplier, Dot Hill will issue and deliver to Supplier for execution a separate Award Letter incorporating the terms and conditions governing any such purchase. Supplier shall review the Award Letter and, if it is acceptable, execute it.
     3.2 Purchase Orders. If Dot Hill elects to purchase Products from Supplier, Dot Hill shall issue and deliver purchase orders for such Products to Supplier. Supplier shall accept Dot Hill’s purchase orders to the extent that such purchase orders are consistent with Dot Hill’s then-current forecast that has been accepted by Supplier in accordance with the provisions of Section 3.6 below. The parties agree that purchase orders may be issued and shall be deemed received in the manner provided in Exhibit A.
     3.3 Pricing. All prices in each Award Letter and purchase orders shall be in U.S. Dollars and determined in accordance with the following provisions:
          3.3.1 Product Pricing and Elements. The initial pricing for the Products shall be set forth in the Award Letter. The itemized pricing elements of Products (including [...***...]) and estimates for the following
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six (6) quarters shall be provided by Supplier to Dot Hill on the Effective Date, and updated by Supplier and provided to Dot Hill on a quarterly basis, or more frequently if reasonably requested in writing by Dot Hill. Notwithstanding anything to the contrary, Supplier shall not [...***...] provided to Dot Hill under this Agreement for [...***...] after its first customer shipment date by Dot Hill provided that (i) there are no significant changes in the actual volumes purchased by Dot Hill from Supplier as compared to the volumes for which prices had been previously quoted to Dot Hill by Supplier, or (ii) the [...***...], which in such event, through mutual discussions and understanding, both parties will find the way to solve this issue; for example, [...***...] Also, Supplier shall, upon mutual agreement, [...***...] in its sales of Products to Dot Hill’s third party customers.
          3.3.2 Non-approved Charges. Dot Hill shall not be liable to Supplier for any overtime charges, freight charges or component product price variances incurred by Supplier, or its employees, agents, subcontractors or Sub-tier Suppliers, due to component purges and stop-shipments if the cause of the component purge or stop-shipment is attributable to Supplier and/or its employees, agents, subcontractors and/or Sub-tier Suppliers. The provision in the immediately preceding sentence shall not apply to any circumstance beyond the reasonable control of Supplier and/or its employees, agents, subcontractors and/or Sub-tier Suppliers. If the component purge or stop-shipment is the result of a Dot Hill design change or otherwise due to Supplier’s conformance with Dot Hill’s requirements, then Dot Hill will bear the replacement costs of scrapped or unusable components and materials and will reimburse Supplier for all other costs incurred. Supplier will use all commercially reasonable efforts to provide an estimate of costs to be incurred due to a component purge or stop-shipment to Dot Hill prior to the purge or stop-shipment. Each party will use commercially reasonable efforts to work together with each other to minimize costs which may be incurred due to any component purges and stop-shipments.
          3.3.3 Cost Reductions. Supplier will work actively and aggressively to achieve cost reductions on all materials, labor, overhead and processes (including, without limitation, costs associated with assembly and test) associated with Products. Supplier will provide on an ongoing basis, but no less than on a quarterly basis, to Dot Hill an anticipated six (6)-quarter cost reduction profile and a value chain analysis for each of the Products. This analysis shall include the existing and anticipated bill of materials during the upcoming six (6) quarters for each of the Products, together with
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all other costs, such as labor and overhead, which are associated with the manufacture, delivery, service and support thereof. Supplier will suggest to Dot Hill changes to materials/processes, however small, if Supplier believes they will result in improved performance, reliability or yield of Products. Supplier will pass through (i) [...***...] of the benefits of all cost reductions achieved to the Products during the first six (6) months after their implementation and (ii) [...***...] at all times thereafter. Notwithstanding anything to the contrary in this Agreement, all cost reductions which are either (a) achieved through the efforts of Dot Hill or any of its customers or (b) received by Supplier based on pricing that is established by Dot Hill or any of its customers with third party suppliers of any materials, parts, labor, services or components (including, without limitation, drives, controllers and/or power suppliers), shall be passed through [...***...] by Supplier to Dot Hill for those units of Products for which such cost reductions have been implemented.
          3.3.4 [...***...] Prices. Supplier represents and warrants that the [...***...]. Notwithstanding the foregoing, the parties agree that differences in [...***...] by Supplier to Dot Hill pursuant to this Section 3.3.4.
          3.3.5 Documentation and Other Information. Promptly upon request by Dot Hill, Supplier will provide to Dot Hill a full-costed bill of materials, including, without limitation, complete regarding overhead, assembly, test, profit and non-recurring engineering costs, for each Product (“BOM”). This BOM will include all [...***...]. Upon request from Dot Hill, and to the extent not prevented by any confidentiality obligations that Supplier has to any third party, Supplier will provide to Dot Hill: [...***...]. To the extent not prevented by any confidentiality obligations that Supplier has to any third party, Supplier will disclose all
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[...***...].
          3.3.6 Dot Hill Changes. Dot Hill may [...***...]. If Dot Hill desires to make any such change, it will be documented in and provided to Supplier through Dot Hill’s Agile system. This notification shall include documentation to effectively support an investigation of the impact of the engineering change. Supplier will review the engineering change and provide initial evaluation to Dot Hill within [...***...]. Such changes may include changes to applicable drawings, designs or specifications; required method of shipment or packing; or place of delivery. If the change causes an increase or decrease in the cost or the time required by Supplier for performance of any purchase order issued under an Award Letter and Supplier so notifies Dot Hill in writing within [...***...] of Supplier’s receipt of the change order notice, then, if Dot Hill still wishes such change to be made, the parties shall negotiate a reasonable adjustment to the price or delivery schedule or both. Any such change must be (i) agreed upon in writing by an authorized representative(s) of Dot Hill and (ii) documented in Dot Hill’s Agile system. Promptly after execution of this Agreement, Dot Hill will notify Supplier in writing of the names of such authorized representative(s), which names may be changed by Dot Hill at any time and from time to time upon written notice to Supplier that is provided in accordance with the provisions of Section 12.2 of this Agreement. In the event Dot Hill requests through its Agile system that a change be implemented by Supplier prior to Supplier’s evaluation of pricing and schedule impact, Supplier will undertake commercially reasonable efforts to perform as directed and Dot Hill will be liable for all actual costs associated with such implementation, including excess and obsolete components, unless the change was required due to Supplier’s failure to manufacture Product according to Specifications. Dot Hill shall not be responsible for any changes made to Products that are not documented and approved through the use of Dot Hill’s Agile system.
          3.3.7 Packaging. All prices must include packaging in accordance with Dot Hill’s packaging specifications provided to Supplier. Dot Hill encourages the use of reusable packaging to reduce waste and therefore cost to the Product.
          3.3.8 Labeling. All pricing will includes the costs of labeling to be implemented in accordance with Dot Hill’s labeling specifications (system level labels, FRU labels, packaging labels, customer information sheets, etc.) provided to Supplier.
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          3.3.9 Taxes, Duties and Tariffs. [...***...], this Agreement or any purchase order issued thereunder. The term “Delivery Point” shall mean the location to which Products are transported to Dot Hill (or location otherwise agreed by both parties) by Supplier or a common carrier. The Delivery Point and related logistics for delivery of Products to Dot Hill shall be set forth in an attachment to an Award Letter that applies to such Products.
          3.3.10 NRE Charges. [...***...] for non-recurring engineering costs and expenses [...***...]. If not otherwise agreed in writing by an authorized representative of [...***...].
     3.4 Payment Terms; Extension of Credit; Payment Disputes
          3.4.1 Payment Terms. All payments will be made in U.S. dollars (unless otherwise specified in the Award Letter) and be due within [...***...] after the date of invoice (“Payment Due Date”). For this purpose, the date of invoice shall not be earlier than the date of delivery of Products to Dot Hill (unless Dot Hill agrees in writing otherwise).
          3.4.2 Extension of Credit. Provided that there is no material adverse change in Dot Hill’s ability to make payments due to Supplier under this Agreement, Supplier shall extend, without charge to Dot Hill and throughout the term of this Agreement, credit to Dot Hill to the extent reasonably necessary for Dot Hill to purchase Products and services under this Agreement and to fulfill orders for Products and services from Dot Hill’s customers.
          3.4.3 Payment Disputes. Dot Hill shall not be required to pay the disputed portion of any invoice which arises out of or results from an invoice discrepancy or a breach of the RMA process provisions with respect to the Products or services to be provided by Supplier to Dot Hill under this Agreement, pending resolution of such invoice discrepancy or breach; provided, however that notice of the invoice discrepancy or breach has been forwarded to Supplier prior to the Payment Due Date. Payment of an invoice does not constitute acceptance of Products or services. Upon prior written agreement by Supplier, which will not be unreasonably withheld, delayed or conditioned, invoices will be subject to adjustment for errors, shortages and/or rejected Products.
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          3.4.4 Return for Credit. Supplier will provide Dot Hill with a credit memo within [...***...] after Dot Hill’s return of Products that have been returned for re-certification and inclusion in new or equivalent-to-new finished goods inventory. Those Products returned for credit at the current purchase price will be subject to a reasonable mutually agreed service fee in those circumstances where such Products need to be repackaged and reworked by Supplier to a different sku, due to no fault of Supplier.
          3.4.5 Invoices. Information on Supplier’s invoices shall include, without limitation, the following: purchase order number, Dot Hill Product or part numbers, quantities, unit value and freight charges (if applicable), each stated separately. Invoices will be addressed to Dot Hill’s Accounts Payable Department at 2200 Faraday Avenue, Suite 100, Carlsbad, California 92008, or at such other address as Dot Hill may designate to Supplier. For U.S. imports, the information on Supplier’s invoice shall conform to the requirements in the U.S. Code of Federal Regulations.
     3.5 Delivery and Logistics
          3.5.1 Delivery Point. Supplier will deliver Products to the Delivery Point (as defined in Section 3.3.9 above).
          3.5.2 Risk of Loss or Damage. Supplier shall be responsible for any loss or damage to Products due to Supplier’s failure to preserve, package or handle Products in accordance with Dot Hill’s specifications. Notwithstanding any prior inspection, Supplier will bear all risk of loss, damage or destruction to Products [...***...].
          3.5.3 Transportation for Late Deliveries. If it should reasonably be expected that a shipment of Products will not be delivered on an agreed delivery date, Supplier shall notify Dot Hill of such delay. Upon Dot Hill’s request, Supplier shall, [...***...] use commercially reasonable means of transportation to deliver Products at the earliest possible date to a Dot Hill-designated delivery location. The provision in the immediately preceding sentence shall not apply to any circumstance beyond the reasonable control of Supplier and/or its employees, agents, subcontractors and/or Sub-tier Suppliers.
          3.5.4 Delivery Performance

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               3.5.4.1.1 Supplier shall ensure that units of Products in Purchase Orders are available for delivery to Dot Hill upon the issuance by Dot Hill of Demand Triggers in accordance with the provisions of the applicable Award Letter and any Attachments thereto. Supplier shall also ensure that units of Products maintained for Upside Support are available for delivery to Dot Hill in accordance with the provisions of the applicable Award Letter and any Attachments thereto.
               3.5.4.1.2 If Supplier anticipates that it will be unable to deliver the total quantity of Products ordered on the scheduled delivery date, Supplier shall notify Dot Hill promptly. Dot Hill may, at its sole option, accept partial delivery of the total quantity of Products ordered. If Dot Hill chooses to accept partial delivery, Dot Hill may, at its sole option and discretion (i) reschedule the delivery of other units not included in Supplier’s delivery or (ii) if such partial delivery is due to fault of Supplier and Dot Hill loses customer orders as a result of such delay, cancel the affected portion of the order without any further obligation to Supplier. Subsection (ii) in the immediately preceding sentence shall not apply to any circumstance beyond the reasonable control of Supplier. Any partial deliveries shall be separately invoiced by Supplier.
               3.5.4.1.3 In the event that Supplier fails to meet Dot Hill’s delivery requirements contained in any Purchase Orders or fails to deliver committed Upside Support that Supplier is obligated to maintain for Dot Hill under the applicable Award Letter due to causes attributable to any acts or omissions by Supplier, its employees or any of its direct or indirect subcontractors or suppliers, then Supplier agrees to take measures, [...***...].
     3.6 Forecasts. Dot Hill shall provide Supplier with a four (4)-quarter, monthly rolling forecast of its intended purchases under each Award Letter in the form of a Dot Hill supply plan, updated at least monthly and subsequent updates as needed. Each such forecast shall be reviewed by Supplier and, if acceptable, accepted in writing by Supplier no later than [...***...] after its receipt. Such forecast is for Supplier’s convenience only and will in no way create an obligation on Dot Hill’s part to acquire any Products.
          3.6.1 On a monthly basis, Dot Hill will provide a forecast so as to maintain a minimum of four (4) quarter, monthly rolling forecast of its projected orders
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for Products. Such forecasts are made as an accommodation for planning purposes and authorization for Supplier’s purchase of long lead materials as identified in the costed BOMs which accompany Supplier’s price quotation. Dot Hill’s liability for such Components and other non-cancelable and non-returnable materials is as stated in the Award Letter.
          3.6.2 Purchase Orders and Releases. Dot Hill shall issue purchase orders to Supplier for Products that are to be released for shipment. Supplier shall also build Products to finished goods pursuant to specified quantities or otherwise based on individual purchase orders. Dot Hill shall use commercially reasonable efforts to issue purchase orders on a daily basis to Supplier for individual orders of Products which are to be shipped within agreed leadtimes for such Products. Dot Hill may transmit purchase orders and releases in writing by facsimile or other means of electronic transfer agreed to by the parties.
     3.7 Certain Manufacturing Obligations. In accordance with the applicable Award Letter and purchase order, Supplier shall do the following:
          3.7.1 Manufacture, assemble, debug and test each Pre-Production version of Product, pursuant to and in accordance with the Specifications and applicable schedules;
          3.7.2 Manufacture, assemble, debug, test and deliver Products in accordance with the Agreement;
          3.7.3 Provide all necessary process design technology, labor, material, tooling, facilities and other resources for the timely and satisfactory completion and delivery of the Product and any Pre-Production version;
          3.7.4 Commit and use sufficient and qualified personnel to support the requirements of this Agreement;
          3.7.5 Provide sufficient resources for testing the Product to ensure compliance with the Specifications;
          3.7.6 Provide Dot Hill with reasonably detailed written progress reports as reasonably requested by Dot Hill and mutually agreed to by Dot Hill and Supplier;
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          3.7.7 Notify Dot Hill promptly (not to exceed [...***...] after its awareness) of any factor, occurrence or event coming to its attention that may materially adversely affect Supplier’s ability to meet any of its obligations hereunder or that is likely to occasion any material delay in delivery of any of the deliverables due hereunder. For example, but not by way of limitation, such notice shall be given in the event of any loss or reassignment of key personnel, threat of strike, or major material equipment failure;
          3.7.8 Deliver to Dot Hill packaged and tested Pre-Production versions of each Product in the quantity agreed, tested by Supplier. The goal shall be to provide Pre-Production versions that conform to all aspects of the finally agreed upon test requirements; and
          3.7.9 Promptly repair or replace all pre-production Products returned for rework after notice from Dot Hill. All returned pre-production Products which are not repaired and delivered to Dot Hill within [...***...] after Supplier’s receipt (or such other timeframe that may be agreed to in writing by the parties) must be delivered to Dot Hill as the then most-current version of such Products. [...***...] unless otherwise agreed to in writing by Dot Hill.
     3.8 Compliance with Supplier Guidelines. Dot Hill shall make the most current version of the applicable Supplier Guidelines available to Supplier for Supplier’s confirmation during the term hereof. Supplier acknowledges that from time to time Dot Hill may issue and revise such Supplier Guidelines and further provide it to Supplier for Supplier’s confirmation, and Supplier will review each revision of the Supplier Guidelines provided by Dot Hill within [...***...] of receipt. If Supplier has reason to believe it may not be able to comply with the then most current version, Supplier shall immediately notify Dot Hill and the parties will negotiate in good faith to promptly resolve any reasonable objections that Supplier raised regarding its compliance with the Supplier Guidelines.
     3.9 Additional Obligations of Supplier
          3.9.1 Material Procurement and Inventory Management. Supplier will ensure that the amount of finished goods inventory, work in process, and Dot Hill-unique raw materials (“Inventory”) is limited to that amount required to support the agreed upon lead times and Upside, unless otherwise agreed to in writing by Dot Hill.
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The costs associated with any excess Inventory not purchased by Supplier under provisions within this Agreement or otherwise authorized in writing by Dot Hill will be borne by Supplier. Within ninety (90) days after the Effective Date and a quarterly basis thereafter, Supplier will provide a detailed list by Product of ABC components included in each Product and a plan to require vendors that supply components to Supplier for the Products to be part of a vendor managed inventory program. Supplier will use commercially reasonable efforts to drive key suppliers into a vendor managed inventory program, and Dot Hill will provide reasonable cooperation and appropriate involvement in such efforts. In order to meet Dot Hill forecasted requirements, purchase orders, and the flexibility requirements agreed upon by the parties, Supplier is authorized to purchase materials and make commitments to vendors on the Approved Vendor List (“AVL”) and other Dot Hill approved suppliers using standard purchasing practices including, but not limited to, acquisition of material recognizing supplier lead times, ABC order policy, supplier-imposed minimum order quantities (“MOQ”), minimum build quantities, economic order quantities, component overfill policy, and agreed to inventory buffers. Supplier may maintain at Dot Hill’s request a buffer of raw components and/or finished goods, which will be utilized to support Upside Support flexibility. Buffers may be maintained at Dot Hill’s request by Supplier or suppliers. Buffer stock levels may be reviewed periodically.
          3.9.2 Sub-tier Supplier Management. Supplier will manage its Sub-tier Suppliers in accordance with the guidelines provided in Supplier Guidelines.
          3.9.3 Co-Planning. Supplier agrees to use its commercially reasonable efforts to participate at an early stage in Dot Hill’s planning cycle, to the extent that Dot Hill requests such participation in writing. Without limiting the generality of the foregoing, such participation may include jointly developing supply plans with Dot Hill and refining forecasts.
          3.9.4 Direct Ship. Supplier agrees to support processes that provide for shipment of Product from Supplier’s point of manufacture directly to Dot Hill’s point of consumption, e.g., Dot Hill manufacturing sites, channels, consolidation points and direct end-users.
          3.9.5 Demand Replenishment Program. Supplier agrees to support and implement a Demand Replenishment Program for each Product. The terms and conditions related to each Demand Replenishment Program for a Product shall be set forth as an Attachment to the applicable Award Letter for such Product.
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          3.9.6 Supplier Performance Management. Supplier agrees to support Dot Hill’s Supplier Performance Management process which is used to measure Supplier’s ongoing performance.
          3.9.7 Testing and Qualification Activities. Supplier certifies that it will perform all system-level qualification and safety agency testing which is applicable to Products sold to Dot Hill as provided in the Specifications. Dot Hill may request at any time, and Supplier shall provide, evidence of such testing within three (3) days after Dot Hill’s written request.
          3.9.8 Recordkeeping. Supplier will implement and maintain recordkeeping practices consistent with Supplier’s then-current practices. Upon reasonable notice, Dot Hill shall be allowed to audit Supplier’s manufacturing process.
          3.9.9 Audit Rights. In addition to any audit rights set forth elsewhere in this Agreement or in any Award Letter, Dot Hill reserves the right, for itself and its customers where Dot Hill has contractual requirements from its customers, to enter Supplier’s premises or other facilities where the Products are being manufactured, upon reasonable notice and during normal working hours, to: (i) audit and inspect the quality of the manufacturing and testing procedures utilized and the resulting Products, (ii) verify that the Products conform to the requirements of the Specification, (iii) audit and inspect the use by Supplier of any Confidential Information that Dot Hill provides to Supplier under the provisions of this Agreement, and (iv) audit Supplier’s adherence to its obligations under Section 3.3.4 relating to [...***...] Prices, Section 3.3.1 relating to Product Pricing and Elements, and/or Section 3.3.5 relating to Documentation and Other Information. In performing an audit, Dot Hill acknowledges and agrees that Supplier may choose not to provide confidential information of third parties. Supplier will use commercially reasonable efforts to close actions raised, together with any concerns raised with Supplier’s suppliers. Upon request by Dot Hill, Supplier will also facilitate inquiries by Dot Hill or customers of Dot Hill into the Supplier’s supply chain.
          3.9.10 Certifications. All shipping containers will list the country of origin for all Products supplied, and must be in both text and scanned bar code formats. Upon request, Supplier will also provide promptly to Dot Hill all reasonably requested information to enable Dot Hill to determine the country of origin by part number.
          3.9.11 Initiatives. Supplier will negotiate in good faith with Dot Hill regarding all Dot Hill Breakthrough Supply Chain (“BTSC”) initiatives, including without limitation, Advanced Material Planning (“AMP”), Product Change Notification (“PCN”) process and score-carding. If Supplier has reason to believe it may not be able
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to comply with Dot Hill’s initiatives, Supplier shall immediately notify Dot Hill and the parties will negotiate in good faith to promptly resolve any reasonable objections that Supplier raised regarding its compliance with the initiative.
          3.9.12 Dot Hill-Unique Features. [...***...] without Dot Hill’s written consent.
          3.9.13 Compliance with Certain Standards
               3.9.13.1 [...***...] Supplier shall develop and make available to Dot Hill manufacturing processes to produce Products which comply with Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment (“RoHS Directive”) to the extent applicable to the manufacturing process materials selected and used by Supplier in its manufacturing processes for the Products. Supplier acknowledges and agrees that compliance to the RoHS Directive to the extent applicable to the manufacturing process materials selected and used by Supplier in its manufacturing processes for the Products shall form a part of the Specifications for Products supplied or to be supplied to Dot Hill.
               3.9.13.2 [...***...] Supplier will also implement processes for the disposal of Products that are returned by Dot Hill to Supplier for disposal in connection with Supplier’s warranty, service or epidemic failure responsibilities, and in accordance with those instructions provided by Dot Hill. These instructions will comply, where applicable, with Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment (“WEEE Directive”). Supplier acknowledges and agrees that compliance to the WEEE Directive shall form a part of the Specification relative to disposal activities by Supplier in connection with Supplier’s warranty, service or Epidemic Failure responsibilities for Products supplied or to be supplied to Dot Hill.
               3.9.13.3 [...***...] Supplier will develop and make available to Dot Hill manufacturing processes to produce Products which comply with federal and state laws and regulations in the U.S. and other non-RoHS Directive countries where the Products are supplied by Supplier to the extent applicable to the manufacturing process materials selected and used by Supplier in its manufacturing processes for the Product. Supplier acknowledges and agrees that compliance to the such laws and regulations shall form a part of the Specification relative to manufacturing processes used by Supplier to produce Products supplied or to be supplied to Dot Hill.
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               3.9.13.4 [...***...] Supplier shall develop and implement manufacturing processes to produce Products that comply with any new environmental standards prior to the mandatory compliance date of such standards and a mutually agreed implementation plan for any such new environmental standards. Supplier acknowledges and agrees that compliance to any mutually agreed implementation plan for any such new environmental standards shall form a part of the Specification relative to manufacturing processes used by Supplier to produce Products supplied or to be supplied to Dot Hill.
     3.10 Stop Production Notices and End of Life
          3.10.1 Stop Production Notices. Dot Hill may in writing direct Supplier to stop the production of Products during any stage of the manufacturing process (a “Stop Production Notice”). Dot Hill has the right to direct Supplier to prepare Products up through a particular level of the manufacturing process and to hold such partially completed Products pending modifications to be implemented as a result of error correction activities. If such a Stop Production Notice from Dot Hill is not due to Supplier’s negligence or failure to perform its obligations under this Agreement, Dot Hill shall be responsible for all actual and reasonable costs incurred by Supplier resulting from a Stop Production Notice and for all actual and reasonable costs associated with the holding of partially completed Products. If Pre-Production units of Product ordered are not accepted by Dot Hill for commercial shipment due to a fault attributable to Supplier as provided in section 6.1 below, Supplier will make every reasonable effort to correct the non-compliance as provided in section 6.2 below. If Supplier is unable to repair or replace the rejected Product within a mutually agreed turnaround time, Dot Hill shall not be required to pay any amount for such rejected Product.
          3.10.2 End of Life. Dot Hill shall use commercially reasonable efforts to notify Supplier in writing at least [...***...] prior to Dot Hill ceasing to purchase any Product or service parts due to a planned discontinuance of sale thereof. Such Notice shall include Dot Hill’s purchase and schedule requirements for such Product or service parts during an anticipated end of life (“EOL”) period. Dot Hill shall have the EOL period specified in the Notice to take delivery of EOL quantities or remaining quantities of the Product and/or service parts, as the case may be.
     3.11 Purchase Order Cancellations. Dot Hill may, from time to time, cancel all or any part of a purchase order prior to shipment of the Products which is the subject of the purchase order. Dot Hill’s liability for cancellation charges under Subsection 3.12.9
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which are associated with such cancellations shall not exceed: [...***...].
     3.12 Mitigation Efforts. In the event of a cancellation of a purchase order in accordance with Section 3.11, Stop Production Notice in accordance with Section 3.10.1, engineering change orders, purges, AVL disqualification, EOL notice in accordance with Section 3.10.2 or forecast reduction, except as otherwise specified in writing by Dot Hill to Supplier, Supplier shall take the actions indicated in Sections 3.12.1 through 3.12.8 below:
          3.12.1 Immediately reduce/cancel its outstanding purchase orders for components and raw materials by the quantities in excess of those needed to meet Dot Hill’s requirements.
          3.12.2 Discontinue Upside Support positioning.
          3.12.3 Perform or have performed a physical inventory of materials that Supplier may reasonably claim were required to comply with Dot Hill’s delivery requirements and in-line with the appropriate quantity of Dot Hill-unique Components, EOQs and LLTCs (“Supplier Inventory”). Dot Hill reserves the right, at its option, to perform an audit of Supplier Inventory. Dot Hill’s liability to pay, reimburse, or otherwise compensate Supplier for Supplier Inventory shall not exceed the minimum Supplier Inventory that was reasonably required to comply with the forecasted delivery schedule(s) and lead times applicable to Dot Hill’s purchase orders.
          3.12.4 Use commercially reasonable efforts to return the components to the supplier(s) at the same price at which they were purchased.
          3.12.5 Use commercially reasonable efforts to sell or transfer the components to a third party subject to written approval by Dot Hill, at a price acceptable to Dot Hill. Dot Hill shall reimburse Supplier for the difference between Supplier’s purchase price and the Dot Hill-approved price at which it sold the component to a third party. If the sales price exceeds Supplier’s component purchase price, then the excess shall first be applied to offset any obligation of Dot Hill under this paragraph and any excess thereafter shall be retained by Supplier. Except as mutually agreed otherwise, Dot Hill agrees that Supplier is not required to continue mitigation of
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Dot Hill material liabilities beyond a [...***...] period from the date of the initial written notification from Supplier to Dot Hill of the potential material liability.
          3.12.6 Rework Supplier Inventory, at Dot Hill’s request, at a mutually agreed upon price and schedule.
          3.12.7 Perform a physical inventory of the remaining Supplier Inventory within [...***...] after completion of Sections 3.12.1 through 3.12.6 above.
          3.12.8 Use commercially reasonable efforts to provide Dot Hill documentation, reasonably satisfactory to Dot Hill, within [...***...] after completion of mitigation activities indicating the quantities and kind of Supplier Inventory that Supplier has not resold, reused or redirected to other use, or is not able to resell or otherwise use. Such documentation shall include mitigation activities undertaken by Supplier.
          3.12.9 Subsequent to Supplier’s efforts under Sections 3.12.1 through 3.12.8 above Dot Hill shall respond in detail regarding to Supplier’s claim for reimbursement or compensation within [...***...] after receipt of the documentation. Dot Hill shall pay any undisputed portion of Supplier’s claim within [...***...] of receipt of the claim.
     3.13 Rescheduling. Dot Hill may, from time to time, reschedule for later shipment those quantities of Products contained in previously submitted forecasts or purchase orders and raw materials that are to be used to produce Products. The impact of rescheduling is covered in one or more of three ways, (1) rework charges associated with reworking configured product, (2) quarterly PPV adjustments or (3) inventory holding charges relating to the agreement to hold all inventory provided, however, Dot Hill shall not be assessed any inventory holding charges for the first [...***...] after one or more originally scheduled delivery dates.
     3.14 Allocation. Supplier will notify Dot Hill promptly whenever Supplier identifies a reasonable likelihood that there is or will be a materials or capacity constraint that may negatively or adversely affect Supplier’s ability to meet Dot Hill’s then-existing or forecasted needs for Products (“Supply Constraint”). During any period of Supply Constraint, Supplier agrees, at a minimum, to allocate materials and capacity to Dot Hill under whichever of the following formulas [...***...]
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[...***...].
     3.15 Business Continuity Plan. Supplier agrees to provide to Dot Hill, prior to becoming a sole source for one or more Products, documented evidence of a business continuity plan to ensure Supplier’s capability to provide the Products in the agreed upon timeframe after an event which may materially and adversely affect Supplier’s ability to deliver Products to Dot Hill as scheduled. Supplier shall perform the responsibilities assigned to it in the agreed business continuity plan for the Products. Dot Hill may provide a copy of the business continuity plan to its customers.
     3.16 Right of Access. For any finished storage products that are or will become ready for sale by Supplier to third party customers and for which Supplier develops independently such products without access to or use of Confidential Information of Dot Hill (the “Supplier-developed Storage Products”), Supplier agrees, to the extent Supplier is legally entitled to do so, to disclose promptly all reasonably requested information for such Supplier-developed Storage Products to Dot Hill prior to the performance of any manufacturing. Upon written request by Dot Hill, Supplier shall [...***...].
     3.17 Alternative Sources of Supply. Notwithstanding anything to the contrary, Dot Hill shall have the right to establish, without any restrictions or limitations, alternative or additional sources of supply for all Products at any time and from time to time, and without any required notice to Supplier.
     3.18 Dedicated Personnel. At all times during the term of this Agreement, Supplier shall dedicate toward servicing the Dot Hill account various experienced, full-time, senior-level employees which are experienced in the manufacturing and new product introduction of products. In this regard, Supplier shall dedicate to service the Dot Hill account the following resources: Program Manager, Project Engineer, Quality Engineer and Material Planner. Additional personnel may be added toward servicing the Dot Hill account upon mutual agreement by the parties.
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OWNERSHIP RIGHTS
     4.1 Work Product. Dot Hill will inform Supplier if Dot Hill desires for Supplier to create or develop Work Product for Dot Hill. If Supplier is willing to create or develop Work Product for Dot Hill, then a Statement of Work shall be prepared detailing the scope of the work efforts to be performed, the scope of Work Product, the NRE due from Dot Hill for such work efforts, any license rights that Dot Hill may be willing to grant back to Supplier (subject, however, to Supplier’s payment of any applicable fees or reduction in NRE due from Dot Hill) and any other relevant terms. In determining upfront whether Supplier is willing to create or develop Work Product for Dot Hill and funding that may be required to be paid by Dot Hill for such Work Product, Supplier may consider factors such as whether such Work Product is capable of being used generally within planned products or may be developed as an industry standard. If Supplier does not wish for an item to be deemed to constitute Work Product, then prior to the performance of development work and the payment to Supplier by Dot Hill of any funding, Supplier can choose upfront to negotiate with Dot Hill to exclude such portion from the scope of Work Product. Upon execution by the Parties of any agreed Statement of Work detailing such Work Product and subject to [...***...]. However, if Supplier determines that such Work Product is capable of being used generally within planned products, or may be developed as an industry standard, and agrees to [...***...]. Notwithstanding anything to the contrary, any intellectual property of Supplier that: (1) is or was independently conceived, created and developed by Supplier without the use of any technical Confidential Information of Dot Hill and funding received from Dot Hill pursuant to a Statement of Work or (2) is independently conceived, created and developed by Supplier without the use of technical Confidential Information of Dot Hill and independent of any work required to be performed under this Agreement (including, without limitation, any Award Letter to this Agreement or a Statement of Work), shall remain the property of Supplier. [...***...]
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[...***...], as the parties may reasonably determine. Dot Hill shall have the sole right to obtain and hold in its own name any copyrights, patents, patent applications, mask work rights, trademark registrations, or other protections as may be appropriate to the exclusive or joint ownership rights that it obtains in such Work Product and any derivatives thereof. Dot Hill shall also have the sole right to determine the method of protection for the exclusive or joint ownership rights that it obtains in such Work Product, including the right to protect the same as trade secrets, to use and disclose the same without the filing of any patent applications, or to file any applications or registrations for copyright, patents, mask work rights or trademarks in its own name, as Dot Hill deems appropriate in its sole and absolute discretion.
     4.2 Dot Hill Background Intellectual Property. Supplier acknowledges and agrees that, as between the parties and notwithstanding anything to the contrary, Dot Hill is and will be the sole and exclusive owner of all right, title, and interest in and to any Dot Hill Background Intellectual Property, and that Supplier acquires no rights or interests under this Agreement to such Dot Hill Background Intellectual Property or any intellectual property rights therein, other than the limited rights and licenses granted to Supplier in Section 9 of this Agreement.
     4.3 Supplier Background Intellectual Property. Dot Hill acknowledges and agrees that, as between the parties and notwithstanding anything to the contrary, Supplier is and will be the sole and exclusive owner of all right, title, and interest in and to any Supplier Background Intellectual Property, and that Dot Hill acquires no rights or interests under this Agreement to such Supplier Background Intellectual Property or any intellectual property rights therein, other than the limited rights and licenses granted to Dot Hill in Section 9 of this Agreement.
     4.4 Improvements
          4.4.1 Supplier Improvements. Dot Hill acknowledges and agrees that, as between the parties and subject, however, to any underlying ownership rights of Dot Hill in any Dot Hill Background Intellectual Property, all Improvements that are authored, conceived, created or developed by or for Supplier and without any material contribution thereto from Dot Hill, shall be [...***...].
          4.4.2 Dot Hill Improvements. Supplier acknowledges and agrees that, as between the parties and subject, however, to any underlying ownership rights of
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Supplier in any Supplier Background Intellectual Property, all Improvements that are authored, conceived or developed by or for Dot Hill, and without any material contribution thereto from Supplier, shall be [...***...].
     4.5 Further Assurances. Supplier shall do the following: (i) disclose promptly in writing and deliver to Dot Hill all Work Product; and (ii) execute, cooperate with and assist Dot Hill or Dot Hill’s designee to apply for any applications and/or assignments reasonably necessary to obtain or perfect any patent rights, mask work rights, copyrights, or other statutory protection, anywhere in the world, for such Work Product in Dot Hill’s name, as Dot Hill deems appropriate.
     4.6 Jointly Developed Intellectual Property. As between Supplier and Dot Hill, [...***...] of (i) Supplier in and to any Supplier Background Intellectual Property and Supplier Improvements described in Section 4.4.1, and (ii) Dot Hill in and to any Dot Hill Background Intellectual Property and Dot Hill Improvements described in Section 4.4.2. Notwithstanding the foregoing, the authorized representatives of both of the parties may mutually agree during the term of this Agreement that certain item(s) of Jointly Developed Intellectual Property should be [...***...], as applicable, subject, however, to the condition that such item(s) will be treated as a Supplier Improvement described in Section 4.4.1 or a Dot Hill Improvement described in Section 4.4.2, as the authorized representatives of the parties shall so designate and agree upon in a written assignment, [...***...]. For Jointly Developed Intellectual Property, neither party will have a duty to account to the other party, or to pay any share of any revenue or compensation earned or received, as to its use or exploitation; provided, however, if such Jointly Developed Intellectual Property: [...***...]
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[...***...].
5. SUPPORT
     5.1 Technical Support. Supplier will provide Dot Hill with technical and operations support for trouble-shooting quality and operational issues. Upon request by Dot Hill, Supplier will also provide technical support, as needed, during the development of new products. For those quality or operational issues for Products that arise or result from a defect or problem in workmanship of the Products, all reasonable costs associated with such technical support will be borne by Supplier. Notwithstanding the foregoing, in no event shall Supplier be obligated to provide any software related support to Dot Hill.
     5.2 Customer Support; Quality. Supplier will provide in-warranty and out-of-warranty customer service and support in accordance with Exhibit B attached hereto. Supplier shall comply with Supplier’s Quality Program attached as Exhibit C to this Agreement and Customer Support Quality Requirements attached hereto as Exhibit C-1. Dot Hill shall not be required to accept any Product which is not in compliance with specifications provided by Dot Hill and accepted by Supplier.
6. WARRANTIES
     6.1 General Warranties. Supplier represents and warrants that (i) it has the right to enter into this Agreement; (ii) there are no prior commitments or other obligations that prevent Supplier or Supplier’s Affiliates from fully performing all its obligations in this Agreement; (iii) the services to be provided by Supplier or Supplier’s Affiliates in connection with the manufacture and sale of Products and Supplier Parts shall be performed in a first class, professional and workmanlike manner by competent and qualified personnel; (iv) at the time of delivery to Dot Hill and for a period of [...***...] (or such lesser period for a Product that is set forth in an Award Letter) from the date of delivery to Dot Hill, each Product (including each Supplier Part included in Product, but excluding any consigned parts, components or materials provided by Dot Hill to Supplier for use in the Products) will be free from defects (excluding customer-induced damages, as mutually defined and agreed by the parties) in materials and workmanship, conform in all respects to all of Dot Hill’s specifications set forth in the applicable Award Letter and/or purchase order (the “Specifications”) and be manufactured and provided in compliance with all applicable laws, including, without limitation, any applicable environmental laws and regulations, such as those European Directives relating to the restriction on the use of hazardous substances in electrical and electronic equipment, and collection, treatment, recycling
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and disposal of waste electrical and electronic equipment; and (v) Dot Hill will receive good and marketable title to each Product free from liens or encumbrances of any nature (except for any liens or encumbrances that may exist on materials supplied by Dot Hill or Dot Hill’s agents). Supplier represents and warrants to Dot Hill that to Supplier’s knowledge the Products (including, each Supplier Part included in Products) do not contain any virus, worm, or other harmful code. For parts that Dot Hill requests Supplier to acquire from certain designated vendors (“Designated Parts”), Supplier will inform Dot Hill if it turns out that the vendors of the Designated Parts cannot meet Dot Hill quality specifications, in which event the parties will discuss in good faith regarding an alternative source for the Designated Parts.
     6.2 Warranty Obligations. Upon identification that any Product (including any Supplier Part) is non-compliant with any warranty set forth in Section 6.1 above, Supplier shall make every reasonable effort to immediately correct the non-compliance. During the warranty period Supplier shall [...***...]. Dot Hill shall [...***...]. If the parties have agreed that a particular Products or a particular Supplier Part will be replaced in lieu of repair during the warranty period, Supplier further agrees, for a period of not less than [...***...] after the last delivery of production Products to Dot Hill, (the “Service Period”), at Dot Hill’s option, to provide out of warranty repair services to Dot Hill and Dot Hill’s authorized contractors during the Service Period.
6.3 Epidemic Failures
          6.3.1 For purposes of this Agreement, “Epidemic Failure” shall mean an actual or potential Product failure (including any Supplier Part failure, but excluding any failure caused by consigned parts, components, materials and/or technical instructional requirements provided by Dot Hill to Supplier for use in the Products) occurring in Products covered under the warranty above that (i) is based on a root cause that is the same or substantially the same, (ii) impair the use of the Products, (iii) is not based on a defect in a design or test procedure that has been provided to Supplier by Dot Hill for use in the manufacture of Products and (iv) is equal to or in excess of [...***...] of the total units of Products (or any Supplier Part) obtained from any production lot or delivered to Dot Hill during any [...***...] period (the “Epidemic Failure Rate”). The then-current Epidemic Failure Rate for the Products
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will be reviewed by the parties at each quarterly business review. This Epidemic Failure Rate may be adjusted downward at such quarterly business review to a lower agreed rate based upon demonstrated product reliability and/or volume.
          6.3.2 In the event of a suspected Epidemic Failure, Dot Hill shall notify Supplier, and Supplier shall provide the following information, if known and as may then exist: (i) a description of the defect, (ii) the suspected lot numbers, (iii) serial numbers or other identifiers, and (iv) the delivery dates of defective Products (including any defective Supplier Parts). Dot Hill may deliver or make available to Supplier, samples of the defective Products or defective Supplier Parts for testing and analysis.
          6.3.3 Within [...***...] of receipt of notice from Dot Hill, Supplier shall provide its preliminary findings regarding the cause of the failures. Thereafter, Supplier shall promptly provide the results of its root cause corrective analysis, its proposed plan for the identification of and the repair and/or replacement of the affected Products (including any affected Supplier Parts), and such other appropriate or desirable information. The parties shall also cooperate and work together to expeditiously devise and implement a corrective action program which identifies the defective units for repair or replacement, and which minimizes disruption to the end users and Dot Hill’s direct and indirect distribution channels.
          6.3.4 In the event of an Epidemic Failure, Supplier shall be responsible for (a) as agreed in the corrective action plan or at Supplier’s option, if not agreed in the corrective action plan: [...***...]. Supplier’s foregoing obligations shall also extend to the larger product in which the Product or the Supplier Part is incorporated if the Product or Supplier Part cannot be separated without undue inconvenience or disruption to the end user. Other costs not identified herein may be incurred by either party. The reimbursement, if any, of these costs will be agreed by the parties.
     6.4 Warranty Pass Through. Supplier will be responsible for and provide to Dot Hill the benefits of any and all warranties (including any protection obtained for
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epidemic or unexpected failures or other quality failures of components included in Products) obtained from its component or other suppliers for all parts, components, materials and services included in or furnished for the Products. Supplier shall provide, upon request by Dot Hill and to the extent not prevented by any confidentiality obligations to a third party, all relevant information regarding the third party, scope and terms of all such warranties. [...***...] To the extent that Supplier may do so, Supplier hereby grants the right to Dot Hill to enforce the warranties which are received by Supplier from other parties for those parts, components and/or raw materials and included in the Products that are supplied to Dot Hill under this Agreement if the Supplier fails to do so in a prompt and reasonable manner.
     6.5 Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, AND, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED, EVEN IF THE APPLICABLE PARTY HAS BEEN ADVISED THEREOF.
     6.6 Disqualification of Providers. Supplier reserves the right to disqualify any provider of any key parts, components or materials that both (A) Dot Hill requires Supplier to acquire such key parts, components or materials from such provider for inclusion in the Products and (B) who does not provide to Supplier protection against epidemic failures based on the use of terms that are substantially similar or equivalent in all material respects to those reflected in this Agreement, but applicable only to such key parts, components or materials (the “Terms”). In such circumstance, Supplier shall: (1) inform Dot Hill immediately in writing of any such situation and provide all relevant details of the issues that Supplier has encountered with such provider, including the name, part number, and a description of the key part, component or material at issue and name of provider, and (2) to the extent that Supplier is able to do so without violating any then-existing confidentiality obligations in place with any such provider, provide all relevant details of the epidemic failure terms extended by such provider to Supplier for such key part, component or material at issue, and involve Dot Hill in any negotiations with such provider over the details of such epidemic failure terms. If Supplier is operating under a then-existing confidentiality obligation with a provider that prevents the disclosure of such epidemic failure terms to Dot Hill, then Supplier shall seek written approval from the provider for the disclosure of such terms
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to Dot Hill. If the provider refuses to provide its written approval to Supplier for this disclosure where a confidentiality obligation of Supplier exists, then Supplier shall inform immediately Dot Hill of such refusal by such provider and such provider shall be deemed to be disqualified to provide to Supplier the applicable key part, component or material at issue for use in the Product to be supplied by Supplier to Dot Hill under this Agreement. Notwithstanding anything to the contrary, the provisions of this Section 6.6 shall not apply to any parts, components or materials that Supplier recommends or requires Dot Hill to use in or incorporate into the Products based on or as a result of any design, development or other engineering work for the Products that Supplier has performed for Dot Hill under this Agreement.
7. INDEMNIFICATION
     7.1 Supplier Obligations
          7.1.1 Supplier shall defend, indemnify and hold Dot Hill and Dot Hill’s Affiliates, and each of their respective customers, agents, officers, directors, employees, successors and assigns (collectively, the “Dot Hill Indemnified Parties”), harmless for any losses, damage, expense, cost (including, but not limited to, attorneys’ fees incurred in the enforcement of this indemnity) or liabilities based upon: (A) any claim that Supplier’s manufacturing process, process technology or methodology, and/or any parts, components or materials purchased by Supplier for use or inclusion in the Products (but excluding any consigned parts, components or materials provided by Dot Hill to Supplier for use in the Products): (1) infringe or misappropriate any patent, copyright, trade secret or other intellectual property right of any third party, and/or (2) has caused personal injury (including bodily injury or death) or damage to tangible or real property; (B) any violation of any environmental or other applicable laws or regulations, including, without limitation, RoHS and WEEE with respect to the manufacture of Products by Supplier (but excluding any violation arising thereof based on any consigned parts, components or materials provided by Dot Hill to Supplier for use in the Products); and/or (C) any losses experienced by Dot Hill and/or its Affiliates to the extent arising or resulting from errors and omissions of Supplier or Product recall and/or Product liability that is due to the fault of Supplier, but solely to the extent that Supplier receives sufficient protection against such losses under any of its then-existing errors and omissions, product recall and/or product liability insurance policies. Dot Hill will (i) give Supplier prompt written notice of any third party claim that is covered under the scope of the foregoing indemnity and made to Dot Hill in writing, (ii) cooperate with Supplier, at Supplier’s expense, in the defense of such claim, and (iii) give Supplier the right to control the defense and settlement of any such claim to the extent covered by the indemnification provided herein. Supplier will: (a) defend or
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settle, at its own expense, any such claim; (b) keep Dot Hill advised of the status of any such claim and of its defense and/or negotiation efforts; and (c) afford Dot Hill reasonable opportunity to review and comment on all significant actions planned to be taken by Supplier on behalf of Dot Hill. Supplier shall not enter into any settlement that materially adversely affects Dot Hill’s rights or interests, without Dot Hill’s prior written approval. Further, to the extent that Supplier may be able to do so, Supplier shall pass through to Dot Hill all indemnification coverage provided by all parts, component or materials vendors.
          7.1.2 Notwithstanding the foregoing provisions in Section 7.1.1, Supplier will have no obligation to indemnify the Dot Hill Indemnified Parties for claims that the Products infringe the intellectual property rights of a third party to the extent such claims arise as a result of: (1) Dot Hill’s combination of Products with other products (including devices, parts and software) and such infringement claim would have been avoided in the absence of such combination; (2) Supplier’s implementation of a Dot Hill-originated electrical, mechanical, hardware (including firmware) and/or software specifications or design, or manufacturing process requirement, that is required by Dot Hill to be implemented in order to make Products, and such infringement claim would have been avoided in the absence of such implementation; (3) Dot Hill’s modification of the Products, except for modifications required for use of the Products, and such infringement claim would have been avoided in the absence of such modification; (4) any modification or addition made to the Products by anyone other than Supplier or its subcontractors or Sub-tier Suppliers; (5) except for combination infringement claims not excluded under subsection (1) of this section, the use of such Products to practice any method or process which does not occur wholly within the Products; or (6) any components of such Products which are provided on a consignment basis by Dot Hill to Supplier for inclusion in the Products.
          7.1.3 Disqualification of Providers. Supplier reserves the right to disqualify any provider of any key parts, components or materials that both (A) Dot Hill requires Supplier to acquire such key parts, components or materials from such provider for inclusion in the Products and (B) who does not provide indemnification protection to Supplier against third party claims of intellectual property infringement for, or personal injury (including bodily injury or death) or damage to tangible or real property which are caused by, such key parts, components or materials, based on the use of terms that are substantially similar or equivalent in all material respects to those indemnification obligations of Supplier to Dot Hill in Subsection 7.1.1(A) (as modified by Section 7.1.2) for such key parts, components or materials (the “Provisions”). In such circumstance, Supplier shall: (1) inform Dot Hill immediately in writing of any such situation and provide all relevant details of the issues that Supplier has
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encountered with such provider, including the name, part number, and a description of the key part, component or material at issue and name of provider, and (2) to the extent that Supplier is able to do so without violating any then-existing confidentiality obligations in place with any such provider, provide all relevant details of the indemnification terms, if any, extended by such provider to Supplier for such key part, component or material at issue, and involve Dot Hill in any negotiations with such provider over such indemnification terms. If Supplier is operating under a then-existing confidentiality obligation with a provider that prevents the disclosure of such indemnification terms to Dot Hill, then Supplier shall seek written approval from the provider for the disclosure of such terms to Dot Hill. If the provider refuses to provide its written approval to Supplier for this disclosure where a confidentiality obligation of Supplier exists, then Supplier shall inform immediately Dot Hill of such refusal by such provider and such provider shall be deemed to be disqualified to provide to Supplier the applicable key part, component or material at issue for use in the Product to be supplied by Supplier to Dot Hill under this Agreement. Notwithstanding anything to the contrary, the provisions of this Section 7.1.3 shall not apply to any parts, components or materials that Supplier recommends or requires Dot Hill to use in or incorporate into the Products based on or as a result of any design, development or other engineering work for Products that Supplier performs for Dot Hill under this Agreement.
     7.2 Dot Hill Obligations
          7.2.1 Dot Hill shall defend, indemnify and hold Supplier and Supplier’s Affiliates, and each of their respective agents, officers, directors, employees, successors and assigns (collectively, the “Supplier Indemnified Parties”), harmless for any losses, damage, expense, cost (including, but not limited to, attorneys’ fees incurred in the enforcement of this indemnity) or liabilities based upon any claim that: (i) any consigned parts, components or materials provided by Dot Hill to Supplier (the “Consigned Parts”) for use in the Products (A)(1) infringe or misappropriate any patent, copyright, trade secret or other intellectual property right of any third party and/or (2) has caused personal injury (including bodily injury or death) or damage to tangible or real property, and/or (B) violate any environmental or other applicable laws or regulations, including, without limitation, RoHS and WEEE; and/or (ii) the Products, to the extent manufactured by Supplier in compliance with Product design specifications provided by Dot Hill to Supplier, infringe any third party intellectual property right. Supplier will (1) give Dot Hill prompt written notice of any third party claim that is covered under the scope of the foregoing indemnity and made to Supplier in writing, (2) cooperate with Dot Hill, at Dot Hill’s expense, in the defense of such claim, and (3) give Dot Hill the right to control the defense and settlement of any such
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claim to the extent covered by the indemnification provided herein. Dot Hill will: (a) defend or settle, at its own expense, any such claim; (b) keep Supplier advised of the status of any such claim and of its defense and/or negotiation efforts; and (c) afford Supplier reasonable opportunity to review and comment on all significant actions planned to be taken by Dot Hill on behalf of Supplier. Dot Hill shall not enter into any settlement that materially adversely affects Supplier’s rights or interests, without Supplier’s prior written approval.
          7.2.2 Notwithstanding the foregoing provisions in Section 7.2.1, Dot Hill will have no obligation thereunder to indemnify the Supplier Indemnified Parties for claims that the Consigned Parts infringe the intellectual property rights of a third party to the extent that such claims arise as a result of Supplier’s combination of Consigned Parts with other products in a manner that is inconsistent with Dot Hill’s specifications for the Products.
     7.3 Injunctions. Should the manufacture, use, distribution or sale of the Products, or any part thereof, or Supplier’s manufacturing process, process technology or methodology be enjoined or become the subject of a claim of infringement for which indemnity is provided under Section 7.1.1, Supplier shall, [...***...].
8. LIMITATION OF LIABILITY. EXCEPT FOR ANY DAMAGES ARISING OR RESULTING FROM ALL BREACHES AND VIOLATIONS OF ANY OF THE PROVISIONS OF THIS AGREEMENT RELATING TO CONFIDENTIAL INFORMATION, LICENSE RESTRICTIONS, TOGETHER WITH ANY LIABILITIES ARISING UNDER OR RESULTING FROM A PARTY’S INDEMNIFICATION OBLIGATIONS WHICH ARE SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR SPECIAL DAMAGES WHICH ARISE OR RESULT FROM THIS AGREEMENT, DETERMINED REGARDLESS OF WHETHER SUCH PARTY WAS MADE AWARE OR HAD KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES.
9. LICENSE RIGHTS
     9.1 Supplier License Grant. Subject to [...***...] that are set forth in an Award
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Letter or Statement of Work, respectively, Supplier hereby grants, on behalf of itself and its Affiliates, to Dot Hill a worldwide, irrevocable for those items for which Dot Hill has paid to Supplier all such agreed amounts due, perpetual, nontransferable and non-assignable (except as otherwise permitted under Section 12.13), nonexclusive license, without the right to sublicense except to Dot Hill’s Affiliates, under the Supplier Background Intellectual Property Rights and Improvements created by or for Supplier to:
(i)	[...***...];

(ii)	[...***...]; and

(iii)	[...***...]; and

(iv)	[...***...].
     9.2 Dot Hill License Grant. Dot Hill hereby grants, on behalf of itself and its Affiliates, to Supplier a worldwide, revocable upon the expiration or earlier termination of this Agreement, nontransferable and non-assignable (except as otherwise permitted under Section 12.13), nonexclusive license, without the right to sublicense except to Supplier’s Affiliates:
          (a) under the [...***...]:
               (i) [...***...]
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[...***...], and
               (ii) [...***...]; and
          (b) to affix the trademarks, trade names, service marks and service names of Dot Hill and its customers to the Products and Product user documentation to be supplied under this Agreement to Dot Hill, its Affiliates and/or one or more Dot Hill-designated third party customers or partners that an authorized representative of Dot Hill may direct in writing to so deliver Products and Product user documentation to, in the manner and as directed by Dot Hill and in accordance with the then-current trademark usage guidelines and policies of Dot Hill and/or Dot Hill’s third party customers or partners, as the case may be.
9.3 License Restrictions and Other Obligations
          9.3.1 No other, further or different license rights are hereby granted or implied to any party beyond the license rights expressly provided for in Sections 9.1 and 9.2 of this Agreement. The parties hereby acknowledge and agree that the license rights granted herein are only for the limited scope specified in Sections 9.1 and 9.2, and shall not include any other rights under any other intellectual property rights.
          9.3.2 Supplier acknowledges the rights of Dot Hill and its customers and partners in the trademarks, trade names, service marks and service names of Dot Hill and its customers and partners, and agrees that any use of (i) the trademarks, trade names, service marks and service names of Dot Hill by Supplier shall inure to the sole benefit of Dot Hill, and (ii) use of the trademarks, trade names, service marks and service names of Dot Hill’s customers and partners shall inure to the sole benefit of such of Dot Hill’s customers and partners that own such trademarks, trade names, service marks and service names. Supplier agrees [...***...]
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[...***...]. Supplier agrees to attribute all trademarks, trade names, service marks and service names of Dot Hill and its customers and partners to their underlying source of the Products in a proper manner and as directed by Dot Hill; provided, however, Dot Hill shall provided an authorization letter to Supplier fully authorizing Supplier to do the above. Supplier also acknowledges and agrees that Dot Hill and its customers and partners shall have the unilateral right to establish such quality standards as they believe appropriate and reasonably necessary concerning the use of their trademarks, trade names, service marks and service names.
          9.3.3 Supplier will properly mark each Product and any accompanying documentation with Dot Hill’s copyright and other proprietary rights notice, as directed by Dot Hill, to indicate Dot Hill’s intellectual property ownership rights in such Products.
     9.4 Future Desired Rights. If Supplier desires to obtain from Dot Hill certain license rights to any Work Product that Supplier has developed for Dot Hill, then Supplier will advise Dot Hill in writing of its desire to obtain the same. Upon receipt of any such written request, Dot Hill will assess whether it is willing to grant such license rights, subject to the payment by Supplier of applicable royalties or fees for the use therefor. If Dot Hill is willing to grant certain license rights to Supplier, then Dot Hill will advise Supplier as to the specific license rights that Dot Hill is willing to grant and the license limitations, restrictions, royalties and fees that would apply thereto. If Supplier accepts Dot Hill’s proposal, then the parties will amend this Agreement to reflect their agreement with respect to the license rights, license limitations and restrictions, and the royalties and fees that apply to the grant of license rights to Supplier for such Work Product. Unless and until this Agreement has been amended to reflect such agreement, no license rights shall be deemed to have been granted by Dot Hill to Supplier for such Work Product.
10. CONFIDENTIALITY
     10.1 Confidentiality Obligations. Each party shall protect the confidentiality and secrecy of the other party’s Confidential Information and shall prevent any improper disclosure or use thereof inconsistent with the rights granted in this Agreement, by its employees, agents, contractors or consultants, in the same manner
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and with the same degree of care (but in no event less than a reasonable degree of care) as it uses in protecting its own information of a confidential nature for a period of [...***...] from the date of such disclosure. Each party (the “Recipient”) shall use all commercially reasonable efforts to enter into a confidential disclosure agreement with its agents, contractors and/or consultants which is at least as restrictive as this Article 10 to protect any Confidential Information provided by the other party (the “Discloser”) to Recipient in accordance with this Article 10 that is also provided to any such third parties.
     10.2 Acknowledgment of Confidentiality Obligations. Each party must inform its employees having access to the other’s Confidential Information of restrictions required to comply with this Section. Each party agrees to provide notice to the other immediately after learning of or having reason to suspect a breach of any of the restrictions of this Article 10.
     10.3 Retention of Rights. Discloser retains for itself all proprietary rights it possesses in and to all Discloser’s Confidential Information. Accordingly, Discloser’s Confidential Information which Discloser may furnish to Recipient will be in Recipient’s possession pursuant only to a restrictive, nontransferable, nonexclusive license under which Recipient may use such Discloser’s Confidential Information under the terms of this Agreement, solely for the purposes of performing its obligations or exercising rights granted under this Agreement.
     10.4 Independent Development. Each party understands that the party receiving Confidential Information may now or in the future be developing proprietary information internally, or receiving proprietary information from third parties in confidence that may be similar to disclosed Confidential Information. Nothing in this Agreement shall be construed as a representation or inference that the receiving party will not develop products independently for itself which may compete with the products, processes or systems contemplated by disclosed Confidential Information.
     10.5 Return of Confidential Information. Within [...***...] following the expiration or earlier termination of this Agreement, both parties shall, at the option of the disclosing party, either return to the disclosing party or destroy the other party’s Confidential Information and certify the same.
     10.6 Injunctive Relief. Each party acknowledges that any material violation of the rights and obligations provided in this Article 10 may result in immediate and irreparable injury to the other party, and hereby agrees that the other party shall be entitled to seek immediate temporary, preliminary, and permanent injunctive relief
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against any such continued violations upon adequate proof, as required by applicable law.
11. TERM AND TERMINATION
     11.1 Term. This term of this Agreement shall commence upon the Effective Date and, unless terminated earlier in accordance with Section 11.2, shall continue in effect for a period of two (2) years. The term of this Agreement shall automatically renew for additional twelve (12)-month terms (each, a “Renewal Term”) unless either party has provided written notice to the other of its planned non-renewal of this Agreement at least one (1)-year prior to the commencement of any such Renewal Term. If any Award Letter is still in effect at the time this Agreement terminates or expires, then this Agreement shall continue in effect solely as to such Award Letter until such time as the Award Letter is terminated or expires.
     11.2 Termination
          11.2.1 A party may, by written notice, terminate and/or suspend its performance under this Agreement, or cancel any purchase order hereunder without penalty, if:
                         (i) the other party fails to comply with any of the material provisions of this Agreement and such condition is not remedied within [...***...] after written Notice thereof; or
                         (ii) the other party becomes bankrupt or insolvent, suffers a receiver to be appointed or makes an assignment for the benefit of creditors.
          11.2.2 Intentionally left blank.
          11.2.3 Upon the expiration or earlier termination of this Agreement by either party, Supplier shall take the following actions as soon as commercially practicable upon being requested in writing to do so by Dot Hill: (i) return freight collect, all equipment loaned from Dot Hill; (ii) return all copies of Dot Hill-supplied Confidential Information; (iii) assign to Dot Hill all purchase orders of Components and other components; and (iv) assign to Dot Hill all Supplier purchase orders for repair service parts. Upon expiration or earlier termination of this Agreement for any reason Dot Hill shall return all copies of Supplier-supplied Confidential Information that are not necessary for Dot Hill to continue to test, support, maintain, make, have made, produce and/or have produced Products covered under this Agreement.
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          11.2.4 Upon expiration or earlier termination of this Agreement by either party, Dot Hill shall purchase: (a) all conforming Components in Supplier’s inventory at Supplier’s cost, provided that the quantity of such Components does not exceed (i) the quantity required to produce the Products forecasted or ordered by Dot Hill, and (ii) the quantity of LLTCs required to fulfill Dot Hill’s forecasts, and (b) completed conforming Products not yet delivered, or any partially completed Products (which conform to the extent completed) at a price not to exceed the Product price that Supplier has acquired for the performance of this Agreement in accordance with Dot Hill’s purchase orders. In addition, at Dot Hill’s option upon termination, Dot Hill may purchase any or all additional conforming Components which are in Supplier’s inventory, in which event such inventory will be delivered to Dot Hill within [...***...] after Supplier’s receipt of payment. Upon Dot Hill’s request, Supplier will complete any or all partially completed Products and deliver the same to Dot Hill within [...***...] after termination. Payment by Dot Hill to Supplier will be made in accordance with the payment terms above.
     11.3 No Damages Solely for Expiration or Termination. In the event of the expiration or termination of this Agreement in accordance with its provisions, neither party shall be liable to the other, solely because of such expiration or termination, for any compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or for any expenditures, inventory, investments, leases or commitments made in connection with the business or goodwill of either party. The expiration or termination of this Agreement shall not relieve either party of any obligations incurred under this Agreement prior to such expiration or termination, including without limitation any obligation to make payment.
     11.4 Survival. The provisions of Articles 1, 2, 4, 6, 7, 8, 9.1, 9.3, 10, 11.2, 11.3, 11.4, 12.2 through 12.22, Exhibit A, Exhibit B, Exhibit C and Exhibit C-1, shall survive the expiration or earlier termination of this Agreement, and the enforcement thereof shall not be subject to any condition precedent.
12. MISCELLANEOUS
     12.1 Insurance
          12.1.1 Mitac Commitment. At all times during the term of this Agreement, Mitac, [...***...] shall carry and maintain the following insurance coverage issued by insurance companies which are (a) licensed to conduct
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business where the Products and services are provided and (b) major providers of insurance in the jurisdictions within subsection (a) above.
                         12.1.1.1 Comprehensive commercial general liability insurance covering all operations of the Mitac, including, but not limited to, Products/completed operations, broad form property damage and blanket contractual liability against claims for personal and bodily injury and property damage liability with a limit of not less than five million U.S. dollars (U.S. $5,000,000) per occurrence/aggregate, and shall contain cross liability and severability of interest provisions. This policy shall name Dot Hill, its officers, directors and employees as additional insured’s and shall stipulate that such insurance shall apply as primary and non-contributory to any insurance placed by Dot Hill.
                         12.1.1.2 All insurance coverage required by Mitac’s country’s local laws or statutes, including workers compensation insurance to cover full liability under workers compensation laws of any jurisdiction in which the work is performed. This insurance must (a) provide coverage for all of Mitac’s employees who perform work or provide services under this Agreement and (b) include a Waiver of Subrogation for the benefit of Dot Hill, Dot Hill’s Affiliates, and their respective successors and assigns, to the extent covering matters under such coverage where Mitac is at fault.
                         12.1.1.3 Cargo transit insurance providing all risk style coverage for all goods, merchandise, machinery, equipment, inventory, and supplies incidental to Mitac’s business, moving at the risk of Mitac, subject to a minimum limitation of one million U.S. dollars (U.S. $1,000,000) per incident.
                         12.1.1.4 All risk style property insurance covering all real and personal property and inventory, including Dot Hill’s Products in the care, custody and/or control of Mitac, for all risks of physical loss, theft or damage, subject to a minimum limitation of actual value of the property at risk. This insurance must cover (a) equipment owned, leased or used by Mitac to perform work or provide services under this Agreement and (b) property in the care, custody and/or control of Mitac that is owned by Dot Hill or its customers. This insurance must provide coverage on a replacement cost basis.
                         12.1.1.5 Mitac will provide protection for its facilities under the applicable insurance policies above in accordance with contemporary highly protected risk and business standards as defined by the local laws and regulations of the country where such facilities are located. Mitac will permit Dot Hill and its
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insurance company or insurance consultants to visit and inspect Mitac’s facilities on a periodic basis, and will reasonably rectify any material deficiencies that may be found in security and protection systems.
                         12.1.1.6 Each of the insurance policies required to be maintained by Mitac under this Agreement shall name Dot Hill as a loss payee with respect to any loss or damage to Dot Hill property. Mitac shall provide Dot Hill with a certificate of insurance prior to or at inception of this Agreement evidencing that the above insurance policies are in full force and effect, and also within five (5) days after the annual renewal of each insurance policy. Mitac shall require each insurer to give Dot Hill thirty (30) days written notice before any of the coverages under the foregoing insurance policies are canceled or materially altered. The foregoing requirements concerning the types and limits of insurance coverage to be maintained by Mitac, and any approval or waiver of said insurance by Dot Hill, is not intended to and shall not in any manner limit or qualify Mitac’s liabilities and obligations whether imposed by law or assumed pursuant to this Agreement, including but not limited to the provisions concerning indemnification.
          12.1.2 Synnex Commitment. At all times during the term of this Agreement, Synnex, at its sole cost and expense, shall carry and maintain the following insurance coverage issued by insurance companies which are (a) licensed to conduct business where the Products or services are provided and (b) rated no lower than A-, VII (i.e., A minus, 7) by International A.M. Best.
                         12.1.2.1 Comprehensive commercial general liability insurance covering all operations of Synnex, including, but not limited to, Products/completed operations, broad form property damage and blanket contractual liability against claims for personal and bodily injury and property damage liability with a limit of not less than ten million U.S. dollars (U.S. $10,000,000) per occurrence/aggregate, and shall contain cross liability and severability of interest provisions. This policy shall name Dot Hill, its officers, directors and employees as additional insured’s and shall stipulate that such insurance shall apply as primary and non-contributory to any insurance placed by Dot Hill.
                         12.1.2.2 All insurance coverage required by Synnex’s country’s local laws or statutes, including workers compensation insurance to cover full liability under workers compensation laws of any jurisdiction in which the work is performed. This insurance must (a) provide coverage for all of Synnex’s employees who perform work or provide services under this Agreement and (b) include a Waiver of Subrogation for the benefit of Dot Hill and Dot Hill’s Affiliates, and each of their
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respective directors, officers, employees, agents, successors and assigns, with respect to for the benefit of Dot Hill, Dot Hill’s Affiliates, and their respective successors and assigns, to the extent covering matters under such coverage where Synnex is at fault.
                         12.1.2.3 Automobile liability insurance covering bodily injury and property damage liability arising out of the use by or on behalf of the Synnex, its agents and employees of any owned, non-owned or hired automobile with combined single limit of not less than one million U.S. dollars (U.S. $1,000,000) per occurrence.
                         12.1.2.4 Cargo transit insurance providing all risk style coverage for all goods, merchandise, machinery, equipment, inventory, and supplies incidental to Synnex’s business, moving at the risk of Synnex, subject to a minimum limitation of one million U.S. dollars (U.S. $1,000,000) per incident.
                         12.1.2.5 All risk style property insurance covering all real and personal property and inventory, including Dot Hill’s Products in the care, custody and/or control of Synnex, for all risks of physical loss, theft or damage, including Synnex’s business interruption and boiler and machinery breakdown, subject to a minimum limitation of actual value of the property at risk. This insurance must cover (a) equipment owned, leased or used by Synnex to perform work or provide services under this Agreement and (b) property in the care, custody and/or control of Synnex that is owned by Dot Hill or its customers. This insurance must provide coverage on a replacement cost basis.
                         12.1.2.6 Synnex will provide protection for its facilities under the applicable insurance policies above in accordance with contemporary highly protected risk and business standards as defined by federal, state and local laws and regulations where such facilities are located. Synnex will permit Dot Hill and its insurance company or insurance consultants to visit and inspect Synnex’s facilities on a periodic basis, and will reasonably rectify any material deficiencies that may be found in security and protection systems.
                         12.1.2.7 Each of the insurance policies required to be maintained by Synnex under this Agreement shall name Dot Hill as a loss payee with respect to any loss or damage to Dot Hill property. Synnex shall provide Dot Hill with a certificate of insurance prior to or at inception of this Agreement evidencing that the above insurance policies are in full force and effect, and also within five (5) days after the annual renewal of each insurance policy. Mitac shall require each insurer to give Dot Hill thirty (30) days written notice before any of the coverages under the foregoing insurance policies are canceled or materially altered. The foregoing requirements
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concerning the types and limits of insurance coverage to be maintained by Synnex, and any approval or waiver of said insurance by Dot Hill, is not intended to and shall not in any manner limit or qualify Synnex’s liabilities and obligations whether imposed by law or assumed pursuant to this Agreement, including but not limited to the provisions concerning indemnification.
     12.2 Notice. All written Notices required by this Agreement must be delivered in person or by means evidenced by a delivery receipt or acknowledgement to the address specified in the Award Letter and will be effective upon receipt.
     12.3 Governmental Compliance. Supplier and Dot Hill shall comply with all laws and regulations applicable to the manufacture and sale of the Products, including, by way of example and not limitation, Executive Order 11246 as amended by Executive Order 11375 (non-discrimination in employment), the U.S. Clean Air Act of 1990. Supplier shall not use any ozone depleting substances listed in annexes A and B of the Montreal Protocol, including but not limited to chlorofluorocarbons, in the manufacture of Products. Dot Hill reserves the right to reject any Products manufactured by Supplier using such materials if Dot Hill has not previously been notified in writing of the same. Supplier shall also, without limitation, comply with (i) the Directive 2002/95/EC of the European Parliament and of the Council on the restriction on the use of hazardous substances in electrical and electronic equipment, (ii) any Directive of the European Parliament and of the Council on the collection, treatment, recycling and disposal of waste electrical and electronic equipment, and (iii) any U.S. Federal, state, foreign and local environmental laws and regulations, to the extent that they are applicable to the Products manufactured by Supplier under this Agreement.
     12.4 Import and Export Control. All technical data, services and products delivered under this Agreement are subject to U.S. export control laws and may be subject to export or import regulations in other countries. Supplier and Dot Hill agree to comply strictly with all such laws and regulations and acknowledges that they have the responsibility to obtain such license to export, re-export or import as may be required and as may be permitted under the scope of this Agreement. Supplier shall provide all information under its control which is necessary or useful for Dot Hill to obtain any export or import licenses required for Dot Hill to ship or receive Products, including, but not limited to, U.S. Customs Certificates of Delivery, Certificates of Origin and U.S. Federal Communications Commissions (“FCC”) identifier. When requested by Dot Hill, Supplier shall provide the following Import-related documentation to Dot Hill by certified mail within fifteen (15) days after shipment of Product to Dot Hill: (i) Manufacturer’s Certificate of Origin and FCC identifier, DHHS/FDA Accession Number to permit Dot Hill to import Product; (ii) U.S. Customs
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Certificates of Delivery, attention: Dot Hill’s Import Administration Department, Dot Hill Systems Corporation, 2200 Faraday Avenue, Suite 100, Carlsbad, California 92008. The parties agree not to export or re-export, or cause to be exported or re-exported, the Product, any technical data of any kind received hereunder, or the direct product of such technical data, without complying with the laws of the United States, regulating the same.
     12.5 Publicity. Neither party shall publicize nor disclose the existence of or the terms and conditions of this Agreement, without the prior written consent of the other party; provided, however, that each party may, without obtaining the other party’s written consent, disclose terms and conditions of this Agreement (i) as required by law, statute or regulation, or any court or other governmental body, (ii) in confidence to legal counsel of a party, (iii) in confidence to a the accountants, banks and financing sources of a party, and its advisors, (iv) to the extent necessary to enforce a party’s rights under this Agreement, and (v) in confidence in connection with an actual or proposed merger, acquisition or other similar transaction. In connection with any filing of this Agreement with the Securities and Exchange Commission or other regulatory body pursuant to the provisions in Subsection 12.5(i) above, the parties will work together and in good faith to request promptly, and in a manner consistent with a party’s then-existing filing obligations to permit such filing to occur on a timely basis, confidential treatment for appropriate sections of this Agreement that qualify for such confidential treatment. Prohibited publicity shall include, without limitation, any identification of the other party in client lists, press releases, promotional materials, sales presentations and advertisements.
     12.6 Relationship of the Parties. This Agreement is not intended to create a partnership, franchise, joint venture, agency, or a fiduciary or employment relationship. Neither party may bind the other party or act in a manner which expresses or implies a relationship other than that of independent contractor.
     12.7 Governing Law. This Agreement will be governed by, interpreted and construed in all respects solely and exclusively in accordance with the laws of [...***...]. The parties specifically agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
     12.8 Dispute Escalation. The parties shall attempt in good faith to resolve any dispute, controversy or claim (a “Dispute”) arising under or relating to this Agreement informally according to the following procedure. If any such Dispute is not resolved
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within [...***...] by the parties, then either party may escalate the Dispute to the Chief Executive Officers of the parties for potential resolution. Upon any such escalation, the Chief Executive Officers of the parties shall gather all relevant information and then meet or confer, either in person, by phone or by email, in an effort to attempt to resolve such Dispute. If the Chief Executive Officers of the parties fail to resolve such Dispute within [...***...] after its initial escalation to them, then such Dispute shall, upon the written request of a party, be submitted to arbitration that is to be conducted in accordance with the provisions of Section 12.9 below. By agreeing to the foregoing dispute resolution provisions, the parties do not intend to (i) deprive any party from seeking any pre-dispute resolution injunction or other equitable remedy or (ii) prevent either party from exercising any termination rights it may have under this Agreement.
     12.9 Arbitration. If the parties fail to resolve a Dispute in accordance with the provisions of Section 12.8 above, a Dispute (including but not limited a dispute or controversy over the scope of the agreement to arbitrate) shall, upon request of a party, be submitted to and finally settled by arbitration in accordance with the International Commercial Arbitration Rules of the United Nations Commission on International Trade Law (“UNCITRAL”) that are applicable at the time of submission of the Dispute to arbitration. Promptly upon any request for arbitration that is made by a party under this Agreement, the representatives of the parties shall attempt to agree immediately upon the appointment of a single arbitrator. If the parties can not agree upon such appointment within one (1) week after a request for arbitration is made, then the American Arbitration Association (the “AAA”) shall appoint the single arbitrator. The arbitration proceeding shall be administered by the AAA in accordance with its “Procedures for Cases Under the UNCITRAL Rules.” (the “Rules”). Any and all arbitration proceedings shall be held in [...***...]. The decision of the arbitrator shall be final and binding on the parties, be the exclusive remedy between the parties for the Dispute presented to the arbitration tribunal to the extent fully enforceable against the losing party to a Dispute, and be non-appealable by either party to the fullest extent allowed by law. Judgment on any award may be entered into any court having jurisdiction thereof, and for the purpose of enforcing any such arbitration award made pursuant to the provisions of this Agreement, each party irrevocably and unconditionally submits to the jurisdiction of any court sitting where any of such party’s material assets may be found. By agreeing to these arbitration provisions, the parties do not intend to (i) deprive either party from seeking any pre-dispute resolution injunction or other equitable remedy or (ii) prevent either party from exercising any termination rights it may have under this Agreement. Without prejudice to any provisional remedies in aid of arbitration as may be available under the
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jurisdiction of a court, the arbitration tribunal shall have full authority to request a court to grant provisional remedies and to award damages for any failure of a party to respect the arbitration tribunal’s orders to that effect. Any amounts subject to a Dispute that are ultimately awarded to a party shall bear interest at a rate determined by the arbitrator and will be set forth in any arbitration award.
     12.10 Attorney’s Fees. The prevailing party in any arbitration or legal proceeding to enforce an arbitration award shall be entitled to recover its reasonable attorneys’ fees and costs incurred therewith.
     12.11 Severability. If any provision, or part thereof, in this Agreement, is held to be invalid, void or illegal, it shall be severed from the Agreement or any Award Letter, and shall not affect, impair, or invalidate any other provision, or part thereof, and it shall be replaced by a provision which comes closest to such severed provision, or part thereof, in language and intent, without being invalid, void or illegal.
     12.12 Construction. The headings and titles of the sections of this Agreement are for convenience only and will not in any way affect the interpretation of any section or of the Agreement itself. As used in this Agreement, the word “including” means “including but not limited to.” Each party represents that it has had an opportunity to participate in the preparation of this Agreement, and any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement. For purposes of this Agreement, the word “will” shall be equivalent in meaning to the word “shall,” both of which describe an act or forbearance that is mandatory under this Agreement. The word “may” describes an act or forbearance that is optional under this Agreement.
     12.13 No Assignment. This Agreement and the rights, duties and obligations of either party under this Agreement may not be assigned or transferred, in whole or in part or by operation of law or otherwise, without the express prior written consent of the other party, which consent will not be unreasonably withheld, delayed or conditioned in connection with a request made by a party for an assignment of the Agreement as part of a merger, purchase, sale or other reorganization with a potential successor-in-interest with respect to all or substantially all of such party’s assets or voting securities. Any attempted assignment or transfer of any rights, duties or obligations hereunder in derogation of the foregoing provision shall be null and void ab initio. This Agreement shall be binding on the parties and their respective permitted successors and assigns.
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     12.14 Force Majeure. Neither party shall be liable for any delay or failure in performance hereunder which is caused by acts of God, worldwide component shortages not within a party’s reasonable control or any other causes which are beyond a party’s reasonable control, if the party gives prompt Notice and makes all commercially reasonable efforts to mitigate its effects and also to perform. Any such excuse from performance shall continue in effect only for the period during which such delay or failure exists.
     12.15 Amendments and Waivers. No modification of this Agreement will be binding, unless in writing and signed by an authorized representative of each party. Any waiver or failure to exercise promptly any right under this Agreement will not create any continuing waiver or expectation of non-enforcement.
     12.16 Order of Precedence. If there is any conflict or inconsistency between the documents comprising this Agreement, the order of precedence as to any such conflicting or inconsistent provisions shall be as follows: (i) the provisions in an Award Letter for the Products covered under such Award Letter, including any Attachments incorporated therein; (ii) the provisions in the base terms of this Agreement; and (iii) the provisions in any Exhibits to the base terms of this Agreement.
     12.17 Counterparts; Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one instrument. The parties agree that signature pages of this Agreement may be delivered by a party via facsimile transmission or electronically in a pdf file, and such delivery shall have the same force and effect as if such pages had been delivered manually by such party.
     12.18 Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice regarding its legal rights from counsel and that the person signing on its behalf has read and understood the terms and conditions in this Agreement. The terms and conditions in this Agreement shall not be construed against any party be reason of its drafting or preparation thereof.
     12.19 Government Approvals. Supplier shall obtain promptly all approvals and make all filings (other than intellectual property filings and registrations) which are required by any national and local governments or agencies with respect to the Supplier’s performance under this Agreement. Prior to making any such filings, Supplier shall provide copies of thereof to Dot Hill for its review and comment.
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Supplier will incorporate such filings any such reasonably requested edits that Dot Hill suggests be made to any such filings that are to be made by Supplier.
     12.20 Enforceability. Each party represents and warrants, to its best knowledge, that (i) the terms and conditions of this Agreement, and the rights and obligations of the parties hereunder, are fully enforceable against it within the jurisdictions in which it does business under this Agreement; and (ii) any arbitration award obtained by the other party pursuant to the provisions of this Agreement shall be fully enforceable against it within the jurisdictions in which it does business under this Agreement.
     12.21 Applicability to Supplier. In entering into this Agreement, the parties acknowledge and agree that wherever there are clauses referring to rights and/or obligations of Supplier (the “Supplier Clauses”) under this Agreement, such clauses shall, in accordance with below general rules in this Section 12.21, apply to either Mitac or Synnex, or both Mitac and Synnex. In determining whether the Supplier Clauses shall apply to Mitac or Synnex, or both Mitac and Synnex, the following general rules of construction and interpretation shall be used: (i) Supplier Clauses related to the fabrication of tooling and the performance of development and NRE shall apply to Mitac and Synnex; (ii) Supplier Clauses related to order acceptance, materials procurement, manufacturing, fulfillment, upside support, allocation, delivery, indemnification shall apply to the entity that receives a purchase order from Dot Hill under this Agreement, i.e., Mitac or Synnex as the case may be; (iii) Supplier Clauses related to warranty (including epidemic failure obligations) and warranty support for such purchase order placed by Dot Hill shall apply to Mitac, except for return for credit matters specified in this Agreement which will apply to Synnex; and (iv) unless otherwise provided for in this Agreement, Supplier Clauses within Sections 3.3.1 (Product Pricing and Elements), 3.3.4 ([...***...] Pricing), 3.3.5 (Documentation and Other Information), 3.9.8 (Recordkeeping), 3.9.9 (Audit Rights), 3.15 (Business Continuity Plan), 3.16 (Right of Access), 4 (Ownership Rights), 8 (Limitation of Liability), 9 (License Rights), 10 (Confidentiality), 11 (Term and Termination) and 12 (Miscellaneous) shall apply to both Mitac and Synnex; (v) Supplier Clauses within Exhibit A (Electronic Data Interchange), Exhibit C (Supplier’s Quality Program) shall apply to both Mitac and Synnex; and (vi) Supplier Clauses within Exhibit B (Customer Support), Exhibit B-1 (Supplier’s Repair Facilities), Exhibit B-2 (NTF Charges), Exhibit B-3 (Out-of-warranty Repair), Exhibit C-1 (Customer Support Quality Requirements), out-of-warranty service work for the Products shall apply to Mitac only. The parties shall define further the rights and obligations of Mitac and Synnex in each Award Letter to be entered into for a Product.
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     12.22 Entire Agreement and Modification. This Agreement, together with any executed Award Letters, constitutes the entire agreement between Supplier and Dot Hill relating to its subject matter, supersedes all prior or contemporaneous oral or written communications, proposals, term sheets and other correspondence and prevails over any conflicting or additional terms or communications between the parties relating to its subject matter. The preprinted terms of any purchase orders and any terms in any purchase order acknowledgement shall be deemed deleted and of no force or effect.
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EXHIBIT A
ELECTRONIC DATA INTERCHANGE
1. Definitions
     1.1. “EDI” means electronic data interchange.
     1.2. “Adopted Format” is the accepted method for the interchange of Documents under this Agreement based on the EDIFACT or ANSI ASC X12 standards for the presentation and structuring of the electronic transmission of Documents, or other such format as may be agreed to in writing by the parties.
     1.3. “Document” is data structured in accordance with the Adopted Format and transmitted electronically between the parties.
     1.4. “Test” means transmission of a Document during a testing period to verify set ups in EDI-related software, network transmission and technical support processes.
     1.5. “Provider” is a party or business entity that provides the service of moving and routing EDI transmissions between parties.
2. Prerequisites
     2.1. Documents, Standards. Each party may electronically transmit to or receive from the other party any Document which the parties have mutually agreed to Test. The content of Test Documents will be considered dummy data unless otherwise agreed to by the parties. All Documents which are intended to evidence a transaction shall be transmitted in accordance with the Adopted Format.
     2.2. Providers. Documents will be transmitted electronically to each party through any Provider with which either party may contract and/or the Internet. The Provider for each party shall be communicated to the other party. Either party may change its designated Provider upon thirty (30) days prior written notice to the other party. Each party shall be responsible for the costs of any Provider with which it contracts.
     2.3. System Operations. Each party, at its own expense, shall provide and maintain the equipment, software, services and testing necessary to effectively and reliably transmit and receive Documents. If Provider’s network is down and this
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prevents either party from meeting the pickup or delivery frequency agreed to, that party must notify the other party the [...***...].
     2.4. Security Procedures. Each party shall use security procedures which are reasonably anticipated to: [...***...].
     2.5. Signatures. Each party may adopt as [...***...] (“Signatures”). Each party agrees that any Signature of such party [...***...]. Each party will transmit data using currently accepted transmission standards, which may or may not involve Signatures.
3. Transmissions
     3.1. Proper Receipt. Documents shall not be deemed to have been properly received, and no Document shall give rise to any obligation, until accessible to the receiving party at such party’s electronic mailbox.
     3.2. Verification. Upon receipt of any Document, the receiving party shall promptly and properly transmit a functional acknowledgement in return within [...***...] after receipt of a Document.
     3.3. Acceptance. If a transmitted Document requires acceptance by the receiving party, any such Document which has been properly received shall not give rise to any obligation unless and until the party initially transmitting such Document has properly received in return an acceptance Document.
     3.4. Garbled Transmissions. If any Document is received in an unintelligible or garbled form, or otherwise contains evidence of faulty transmission, the receiving party shall promptly notify the originating party (if identifiable from the received Document) in a reasonable manner. In the absence of such notice, the originating party’s records of the contents of such Document shall control.
     3.5. Erroneous Transmissions. If either party receives a Document from the other party which differs from the applicable terms and conditions, (e.g., an order with a price, quantity or schedule different than that mutually agreed upon), the receiving
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party shall promptly contact the sending party to confirm the accuracy of the Document.
4. Transaction Terms
     4.1. Order Placement. Each Purchase Release electronically transmitted shall reference the [...***...].
     4.2. Validity, Enforceability
          4.2.1 The parties acknowledge their mutual intent to create binding purchase, sale and payment obligations by means of electronic transmission and receipt of Documents specifying certain of the applicable terms. During the term of the Agreement, all obligations concerning the delivery of such Documents in written form may be satisfied by a transmission pursuant to the terms of this exhibit.
          4.2.2 Either party shall have the option, at its discretion, to transmit Documents in written form to the other party. Any Document properly transmitted pursuant to these terms shall be deemed (“Signed Documents”) and shall be considered, in connection with any transaction, to be a “writing” or “in writing” and to have been “signed” and to constitute an “original” when printed from electronic files or records established and maintained in the normal course of business.
          4.2.3 The parties agree that the provisions of the Uniform Commercial Code, Section 2-201 (“Formal Requirements: Statute of Frauds”), shall not apply to Documents covered by this Exhibit since hard copies of Documents will not be issued and the parties further agree that said Documents shall be deemed to satisfy any statutory or legal formalities requiring that agreements be in writing, including, but not limited to the Statute of Frauds. The conduct of the parties pursuant to this exhibit, including the use of Signed Documents properly transmitted, shall, for all legal purposes, evidence a course of dealing and a course of performance accepted by the parties in furtherance of this Agreement and Document.
          4.2.4 The parties agree not to contest the validity or enforceability of Signed Documents under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the party to be bound thereby. Signed Documents, if introduced as evidence on paper, in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the parties to the same extent and under the same conditions as other business records originated and maintained in documentary form. Neither party shall contest the admissibility of
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copies of Signed Documents under the business records exception to the hearsay rule or the best evidence rule on the basis that the Signed Documents were not originated or maintained in documentary form.
     5. Implementation. The parties will use commercially reasonable efforts to implement EDI as soon as possible so as to permit the electronic interchange of Documents and other information. Notwithstanding anything to the contrary, to the extent said EDI implementation will not require material changes to Supplier’s current IT system, [...***...] to the other party’s information systems that are either necessary or useful to enable transmission of Documents and other information to each other.
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EXHIBIT B
CUSTOMER SUPPORT
1.0 Purpose. To define Supplier’s responsibilities to Dot Hill for in-warranty and out-of-warranty repair and support. This document shall be used in conjunction with Exhibit C and Exhibit C-1.
2.0 Scope. This exhibit, in conjunction with Exhibit C and Exhibit C-1, describes Dot Hill Enterprise Services’ requirements for worldwide Product support either by Supplier or by any of Supplier’s authorized third parties. Dot Hill’s goal is to receive Product 100% on time and that such Product meets the quality requirements defined in Exhibit C-1.
3.0 Definitions
     3.1 Bill of Material (“BOM”) shall mean a list of parts or sub-assemblies used to manufacture a Product.
     3.2 Depot Repairable Unit (“DRU”) shall mean a subassembly of Product sent by a Dot Hill Third Party Repair Supplier (“TPRS”) to a Supplier’s depot for repair and/or replacement.
     3.3 Distribution Center (“DC”) shall mean a third party designated by Dot Hill who processes Product returns on Dot Hill’s behalf. The DC’s consist of 2 types:
          Type A: Performs various services for Dot Hill but does not have a financial relationship with Supplier.
          Type B: Performs various services for Dot Hill, issues purchase orders and pays invoices for materials purchased for use in the maintenance of Dot Hill Products. A ‘Type B’ DC has a financial relationship with Supplier.
     3.4 Engineering Change Order (“ECO”) shall mean the mechanism by which a party notifies the other party of a change to the Product.
     3.5 Field Replaceable Unit (“FRU”) shall mean a Product or subassemblies thereof which can be replaced at the customer site.
     3.6 First Customer Ship (“FCS”) shall mean the initial production shipment of Product by Supplier to Dot Hill.
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     3.7 No Trouble Found (“NTF”) shall mean Product which Dot Hill has returned as defective but which passes Supplier’s standard test process (as approved by Dot Hill). NTF does not include Product which incurred any ECO upgrades and/or adjustments by Supplier.
     3.8 Product shall mean the Products and FRUs/DRUs, including any third party products incorporated therein, as well as new Product later released and confirmed in writing by Supplier via electronic mail or updated price list.
     3.9 Product Specification shall mean the written performance representations, mechanical dimensions and descriptions, electrical and timing requirements, component information, and configuration for the Product purchased by Dot Hill, whether generated by Dot Hill or Supplier, which have been agreed to in writing by the parties.
     3.10 Regional Stocking Location (“RSL”) shall mean Dot Hill or third party facilities designated by Dot Hill which are responsible for storing and processing FRUs.
     3.11 Repair Service shall mean minor adjustments to Product, repair of defective Product, or provision of Repair or Replacement Product.
     3.12 Repaired or Replacement Product shall mean Product of the same model and part number, but not necessarily the same serial number, used to replace defective Products. This Product can be either new or of a like new condition.
     3.13 Return Material Authorization (“RMA”) shall mean the formal authorization from Supplier under which Dot Hill returns Product for repair or replacement.
     3.14 Dot Hill Office shall mean a Dot Hill facility.
     3.15 Dot Hill shall mean Dot Hill Enterprise Services for the purpose of this Exhibit B.
     3.16 Supplier Corrective Action Request (“SCAR”) shall mean Dot Hill’s formal request mechanism for corrective action issued to Supplier.
     3.17 Third Party Repair Supplier shall mean a third party who performs repair services for Dot Hill designated by Dot Hill.
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4.0 Repair Services and Requirements
     4.1 At a minimum, Supplier shall use its best efforts to maintain, directly or through agents, the fully equipped and staffed facilities specified in Exhibit B-1 to a level sufficient to meet the agreed performance targets as provided in Dot Hill’s four (4)-quarter, monthly rolling FRU forecast. On at least a monthly basis, Dot Hill and Supplier shall review the management of the FRU pool, and make any appropriate agreed upon changes thereto. Notwithstanding anything to the contrary, [...***...].
     4.2 Supplier will provide FRU support as follows:
          4.2.1 Supplier must [...***...] of the Effective Date.
          4.2.2 Supplier agrees that all of its Product FRUs meet Dot Hill’s requirements for the Dot Hill FRU ID program.
          4.2.3 FRUs are required on a worldwide basis, with volumes dependent on Dot Hill’s four (4)-quarter, monthly rolling FRU forecast.
     4.3 After receipt of Dot Hill’s RMA request Supplier shall ship a Repaired or Replacement Product FRU to Dot Hill no later than the next business day (the “Next Day Shipment Obligation”). In situations where the RMA requests exceed the then-existing mutually agreed upon FRU pool, then Supplier shall not be bound by Next Day Shipment Obligation; however, Supplier shall use its best efforts to cause Replacement Product FRU’s to be delivered to Supplier on an expedited basis from its suppliers utilizing overnight carriers. Supplier shall take all necessary and reasonable actions to ensure replenishment of the FRU pool and reestablishment of the next day RMA performance requirements set forth herein. In the event that such RMA performance requirements can not be met due to the potential or actual depletion of the FRU pool, Supplier shall immediately notify Dot Hill in writing by an agreed upon method (i.e., email, fax, etc.). In performing its responsibilities hereunder, Supplier may provide FRUs from an exchange pool which meet the Product Specifications provided, however, that they are free from defects.
     4.4 If Supplier has not received a Product back from Dot Hill for in-warranty
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repair within [...***...] after receipt of a fulfillment RMA request for such Product, Supplier will notify Dot Hill in writing that Supplier has not received such applicable Product. If Dot Hill fails to return such Product to Supplier within [...***...] after receipt of written notification thereof from Supplier, then Supplier may generate an invoice and charge Dot Hill the applicable sales price for a Product if Supplier has previously provided to Dot Hill a comparable Product without charge as part of in-warranty repair service. This Section 4.4 shall not affect the provisions of Section 4.3 in any manner.
     4.5 Dot Hill goal is [...***...]. Such goal shall be verified and confirmed by Supplier. Supplier agrees to meet these goals for FRUs and all repairs. To ensure accurate field data tracking all returned FRUs will be tested and results documented within one (1) month after receipt.
          4.5.1 For purposes of this exhibit, “Epidemic Failure” shall have the same meaning as set forth in the base terms of the Agreement; however, the application thereof shall occur at the FRU level as opposed to at a higher level.
          4.5.2 In the event of a suspected Epidemic Failure, Dot Hill shall promptly notify Supplier, and shall provide the following information, if known and as may then exist: a description of the defect, and the suspected lot numbers, FRU IDs or other identifiers, and delivery dates of the defective FRUs. Dot Hill shall also deliver or make available to Supplier, samples of the defective Products for testing and analysis. Within [...***...] of receipt of Notice from Dot Hill, Supplier shall provide its preliminary findings regarding the cause of the failures. Thereafter, Supplier shall promptly provide the results of its root cause corrective analysis, its proposed plan for the identification of and the repair and/or replacement of the affected FRUs, and such other appropriate or desirable information.
          4.5.3 The parties shall also cooperate and work together to expeditiously devise and implement a corrective action program which identifies the defective units for repair or replacement, and which minimizes disruption to the end user.
          4.5.4 In the event of an Epidemic Failure, Supplier shall be responsible for (a) (i) [...***...]
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[...***...].
     4.6 For a period of [...***...] after the last delivery of each production Product to Dot Hill, (the “Service Period”) Supplier agrees to provide Repair Services to Dot Hill, Dot Hill authorized TPRS’s and DC’s during the entire Service Period.
     4.7 If Supplier elects to discontinue Repair Service after the expiration of the Service Period, Supplier agrees to provide Dot Hill a minimum of [...***...] advance written notice of Supplier’s intent to discontinue Repair Service.
     4.8 Product will be shipped to Dot Hill in a configuration defined by the Product Specifications and BOMs.
     4.9 Repaired or Replacement Product will be upgraded by Supplier to the then current Product revision level or to a revision level as documented and agreed upon by Dot Hill and Supplier and at the price set forth in Appendix B-4.
     4.10 Replacement in Lieu of Return. During the warranty period of disk drives included in Products, in the event that Dot Hill is not permitted to return such defective disk drives for repair that are located within restricted government facilities, Supplier will provide replacement disk drives to Dot Hill, as required, at no charge to Dot Hill and without a demand for the return of such defective disk drives by Dot Hill provided that the applicable end user of such defective disk drives complies with the then-current “black hole” policy of Dot Hill. If a hard drive vendor does not have a “black hole” policy, then Supplier will invoice Dot Hill for the costs of replacement disk drives.
5.0 Intentionally left blank.
6.0 Price
     6.1 Unless otherwise provided in the Manufacturing Agreement, there shall [...***...].
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     6.2 All costs for out of warranty repair prices, including but not limited to labor, material, testing and packaging, are as shown in
Exhibit B-3.
     6.3 The out-of-warranty repair price will be reviewed annually and remain constant for a [...***...] period after such review. Any subsequent change in pricing shall require written notification to Dot Hill. Any increase will require notification at least [...***...] prior to the effective date thereof and can only be made if Supplier provides a reasonable justification for the increase.
7.0 Payment
     7.1 Dot Hill shall be liable to pay only for Repair Services, FRUs and DRUs ordered by and invoiced directly to Dot Hill. Dot Hill shall not be liable to pay for any Repair Services, FRUs and DRUs ordered by DC’s or TPRS’s. Supplier shall determine the creditworthiness of any named DC or TPRS and, with price, quality, warranty and Leadtimes determined by this Agreement, shall arrange credit and other terms directly with such DC’s or TPRS’s. Repair Services ordered by DC’s or TPRS’s for Products shall be added to Dot Hill’s cumulative volume of Repair Services.
     7.2 [...***...] or other required reference numbers shall be clearly identified on all correspondence, shipment, and invoice documentation associated with Repair Services.
8.0 Freight and Import/Export Fees
     8.1 Freight and Import/Export Fees for all In-Warranty and Out-of-Warranty Products. [...***...] shall pay all freight charges, duty, taxes, customs and/or brokerage fees for shipment of the defective Product to Supplier. [...***...] is responsible for freight charges associated with shipment of repaired or Replacement Products to Dot Hill. Repaired Product will be shipped by the method indicated in Exhibit C.
     8.2 Expedited Transportation. All Product, whether in or out of warranty, which is past due (to the extent attributable to Supplier’s delay) from the date established by the RMA and tracked in the purchase order shall be shipped by the most expeditious method at [...***...] expense.
9.0 Repair Warranty
     9.1 Supplier agrees to provide repairs on all Products and FRUs, for at least [...***...] after the last delivery of production Products.
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     9.2 All Repaired or Replacement Products and FRUs shall be warranted by Supplier to perform in accordance with the applicable Product Specification or portion thereof, and shall be free from occurrence of same failure/defect in materials and workmanship with same symptom and root cause for a period of [...***...] from the date shipped from Supplier to Dot Hill (or for Repaired or Replacement Products and FRUs to be delivered to Dot Hill for sale or distribution to Sun, [...***...] from the date shipped from Supplier to Dot Hill) or for [...***...], whichever period is longer. Dot Hill shall inform Supplier by FRU number of those Repaired or Replacement Products and FRUs that are to be provided to Sun Microsystems, Inc. or Sun Microsystems International B.V.
     9.3 Repairs on Products or FRUs shall be handled in accordance with the terms of this Exhibit B.
     9.4 Supplier shall provide Dot Hill with applicable repair costs, replacement costs, lead times, changes in MTBF data and other pertinent data points.
10.0 NTF’s
     10.1 No Trouble Found (“NTF”) — In Warranty and Out of Warranty. NTF charges will be set forth in Exhibit B-2. NTF charges set forth in Exhibit B-2 will apply only in the event that the number of units determined to be NTF exceeds [...***...] of the total units returned to Supplier for repair each month that are found to be NTF for a specific Product.
     10.2 Regardless of whether or not a Product is determined to be NTF or repaired, it must be upgraded to a revision level accepted by Dot Hill. NTF charges do not include [...***...].
11.0 Inventory Management
     11.1 Supplier shall follow adequate procedures for the proper control of Dot Hill inventory. Record keeping shall include, but not be limited to, the maintenance of accurate, updated records of the Dot Hill inventory and the use of an inventory tracking system that measures physical inventories, cycle counting, and other adjustments to maintain accuracy.
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     11.2 Cycle count results shall be reported by Supplier to Dot Hill within [...***...] after Dot Hill’s initial request.
     11.3 Supplier shall be responsible for all Dot Hill owned Product inventory variances in Suppliers’ possession. If Supplier is unable to reconcile any inventory variance for Products in Supplier’s possession, Supplier shall be [...***...].
     11.4 Supplier shall be responsible and bear the risk of loss for [...***...]. Supplier shall use its best efforts to provide Dot Hill with a list of all its requirements for equipment unique to Dot Hill’s Products [...***...] prior to initiating Product repair support.
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EXHIBIT B-1
SUPPLIER’S REPAIR FACILITIES
MiTAC US Service Center info.:
[...***...]
MiTAC UK Service Center info.:
[...***...]
MiTAC Taiwan Service Center Info. ( project management )
[...***...]
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EXHIBIT B-2
NTF CHARGES
The NTF per unit charge is: [...***...].
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EXHIBIT B-3
OUT OF WARRANTY REPAIR
The charge for out-of-warranty repair services performed under this Agreement is: [...***...]. The TBD labor charge to Dot Hill for any out-of-warranty repair services which are requested to be performed by Dot Hill [...***...].
If Supplier offers or makes available [...***...], then Supplier shall immediately [...***...].
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EXHIBIT C
SUPPLIER’S QUALITY PROGRAM
1.0 Purpose. This exhibit defines Dot Hill’s requirements for Supplier’s quality program (“Quality Program”) and Supplier’s responsibilities for manufacturing, inspecting, testing and supplying production Products to Dot Hill. Additional Customer Support quality requirements are set forth in Exhibit C-1 attached hereto.
2.0 Scope. This exhibit describes Dot Hill’s requirements for the Quality Program for the manufacture of Products for Dot Hill. Products covered under this Exhibit C are fabricated materials and assemblies and electrical-mechanical turnkey assemblies (“Enclosure Products”). The term “quality” as used herein means conformance to the Specification for the Product (Dot Hill’s Engineering document) and all other applicable Dot Hill process and Product specifications as they may be amended from time to time by Dot Hill Engineering Change Orders (“ECOs”). Specification shall mean the applicable Product specification for the Products, which may be changed from time to time by written agreement of the parties.
     2.1 Objective. Dot Hill’s objective is to achieve ship to stock status for all Products shipped to Dot Hill as a result of Supplier consistently meeting the Quality Program defined in this exhibit.
     2.2 Applicable Documents
•	Dot Hill’s process and Product specifications

•	Supplier’s Product Specification

•	Supplier Scorecard Procedure

•	ISO 9000

•	Supplier Engineering: Mass Storage Group Supplier Certification Process

•	Additional Documents (applicable to Enclosure Products):

•	Dot Hill’s Color Specifications

•	Dot Hill’s Paint Specifications

•	Dot Hill’s Global Cosmetics Quality and Workmanship Standards

•	First Article Procedure
3.0 Precedence of Documents. In the event of a conflict between the terms and conditions of this Agreement, Dot Hill’s Specification, Dot Hill’s process and Product specifications, and this Exhibit C, the order of precedence shall be as follows: (1) this Agreement, (2) Dot Hill’s Specification, (3) Dot Hill’s process and Product specifications, (4) this Exhibit C.
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4.0 Supplier Process Requirements. Supplier shall adhere to a quality/manufacturing plan (including a data collection/tracking/reporting system) (the “Process”) that will ensure compliance with the requirements and terms and conditions of this Exhibit C, the Agreement, and ISO 9000. The Process and procedures developed by Supplier shall be documented. Dot Hill will review this Process during the Process Certification period (see Section 5.5 of this exhibit). Supplier is responsible for the quality of Products and/or components procured or manufactured for Dot Hill. Approval of Supplier’s Process by Dot Hill does not relieve Supplier of this responsibility. Supplier shall develop and implement a process for initial and ongoing/periodic process certification of internal and external suppliers for components and all major subassemblies. Supplier will provide copies of certification results/reports to Dot Hill upon request.
     4.1 Process Flow Charts. Supplier shall provide a general process flowchart for the Products and major subassemblies as agreed to by Dot Hill and Supplier and shall identify all assembly, test, and inspection sub-processes.
     4.2 Data Collection Systems. Supplier shall implement a Weekly Value Chain Quality Chain Reporting System. The Data Collection System will show where failure data is collected and detailed process yield targets. Supplier shall provide on-going reports (via electronic or web-based method) of current yields, the top [...***...] pareto failures per critical process, failure analysis (“FA”) and corrective action (“CA”) documenting continuous improvement and Ongoing Reliability Testing (“ORT”), at Dot Hill’s option. This will be reviewed by Dot Hill during the Process Certification. Dot Hill will provide to Supplier an ORT plan for every Product covered by an Award Letter.
     4.3 Configuration Control. Supplier must develop and implement a Dot Hill Configuration DPM Goal Quality Assurance Plan prior to production start, as mutually agreed upon by the parties, which will include, but not be limited to, the following DPM, which means “Defects Per Million.”
•	FA plan

•	Reporting methodology/format

•	Closed loop CA plan

•	Individuals and/or team identified as owners of the plan

•	Process to include alert levels and trigger points

•	Specifications required maximum time for actions to be completed, escalation and review process.
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•	Statistical DPM measurement method

•	Dot Hill Supplier Engineering: Quality Demonstration Test Plan
     4.4 Quality Assurance Plan. Supplier must develop and implement a Dot Hill Configuration DPM Quality Assurance Plan prior to production start, as mutually agreed upon by the parties, which will include, but not be limited to, the following:
•	FA plan

•	Reporting methodology/format
[...***...] unless agreed otherwise:
•	Yield/DPM report (all critical stations, including pareto with FA/CA for the top [...***...] pareto items with targets);

•	Outgoing Quality Test/Audit DPM report with FA/CA for all failures;

•	DPM Improvement Plan if greater than Dot Hill goal (updates [...***...]);

•	Corrective Action Report (“CAR”) Tracking Log;

•	Dot Hill site first level FA reports;

•	FA/CA reports; and

•	CAR tracking report.
Frequency of the reports below will be [...***...]:
1.	Quality Demonstration Test (“QDT”) DPM report with FA/CA for all failures;

2.	ORT/Periodic Reliability Sequential Test (“PRST”) chart with FA/CA for all failures;

3.	Test Demo/QDT reports for beginning of program (one time — reference Process Certification Test);

4.	Annualized Failure Rate (“AFR”) report (Dot Hill’s and other comparable customers’ monthly data and 5 month rolling average) ([...***...]); and

5.	Turn-around time (“TAT”) tracking reports:
•	Closed loop CA plan,

•	Individuals and/or team identified as owners of the plan,

•	Process to include alert levels and trigger points,

•	Specifications required, maximum time for actions to be completed, escalation and review process,

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•	Statistical DPM measurement methodology process to proactively inform Dot Hill of any Products suspect of not meeting Dot Hill’s quality or reliability requirements along with risk assessment, and

•	Dot Hill Supplier Engineering: Quality Demonstration Test Plan.
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     4.5 Control of Purchases. Supplier will have a Quality Program that provides a reliable means of determining the quality and reliability levels of all purchased supplies, material, and components used in the manufacture of Products. In the event Supplier desires to change the vendor or selected source of a component used in the manufacturing of Products, Supplier shall collect quality/evaluation data to support and justify the change ([...***...]). The quality data will be made available to Dot Hill at least [...***...] prior to implementation by Supplier. Section 4.8 below details what source changes require prior notification. In the event that a problem is identified in the availability or quality of purchased supplies, materials or components used in the manufacture of Products, upon Dot Hill’s request, Supplier agrees to permit Dot Hill to participate in the development of a Corrective Action plan, which may include Dot Hill personnel accompanying Supplier’s personnel to vendor sites to perform process and design audits and view CAs. Supplier is responsible for all inspections/tests of Sub-tier Supplier-purchased or Supplier-produced parts to ensure conformance to the Specification. Supplier will develop and implement a plan for the tracking of individual components by production lot for at least [...***...] from the date of delivery by Supplier of Products that consist of or contain such components. Supplier will use commercially reasonable efforts to implement any such plan prior to the date on which Supplier makes available, in volume, Products to Dot Hill. Supplier shall not use any non-conforming purchased or produced parts.
     4.6 Defect-Free Program/Corrective Actions. Dot Hill’s goal is to receive Products that are defect-free. Supplier shall document and implement a defect-free program as part of the Process which constantly reduces the defect rate of its Products. Dot Hill shall not be obligated to accept any defective Products shipped by Supplier. Supplier will establish a program to ensure the performance of effectiveness CAs. This program will be based upon information derived from failure reporting and analysis and will ensure that parts, components or assemblies are corrected so as to properly perform their intended function. Supplier shall maintain records of CAs indicating [...***...].
     4.7 Changes in Manufacturing Process, Product or Manufacturing Locations. In the event that Supplier desires to change the Product or its fundamental manufacturing process, Supplier shall notify Dot Hill in writing within a reasonable period (no less than [...***...] unless such shorter period is agreed to by Dot
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Hill in advance based on the critical nature of implementation of the change, which agreement will not be unreasonably withheld, delayed or conditioned) prior to the effective date of the proposed change and provide Supplier deviation, Engineering Change Request (“ECR”)/ECO) or process change notification document(s) to Dot Hill for formal review/approval. [...***...], and/or will have a negative impact on Product quality or reliability. Examples of changes which require notification include, but are not limited to, the following:
•	[...***...].
Supplier shall supply Dot Hill copies of all ECOs affecting the Product. Supplier agrees to provide verbal notification to the appropriate Dot Hill SE of all other process changes which do not affect form, fit, function, serviceability, or safety. Supplier shall implement such changes in the process only if [...***...].
     4.8 Re-Qualification. Major changes in manufacturing process will require re-qualification and/or process re-certification to the Specification, except to the extent Dot Hill waives this requirement by providing written consent, which consent will not be unreasonably withheld, delayed or conditioned. Dot Hill may require, at its sole discretion, that Supplier perform reliability tests if applicable to Product to confirm an equivalent or improved reliability of the Products. Supplier shall coordinate notification of planned major changes with Dot Hill. At Dot Hill’s request, Supplier shall run a pilot production. All Product and process changes affecting form, fit,
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function, quality or reliability require Supplier to submit a completed Qualification Data Package, reference Quality Data Package Expectation provided by Dot Hill to Supplier. The Quality Data Package must be completed and supplied to Dot Hill at least [...***...] prior to implementation of the change. Reimbursement for costs associated with the above requirements will be as mutually agreed prior to any re-qualification
5.0 Product Qualification Program. This section describes a series of reviews and tests that Supplier must accomplish during the product development and pilot build of its Products.
     5.1 Process Certification
          5.1.1 Products. Supplier will conduct PCTs prior to the start of Dot Hill production. The purpose of these tests is to have Supplier demonstrate that its manufacturing process is stable and capable of producing high quality product in volume. Required documentation will include, but not be limited to, the following: [...***...]. Pareto, as defined herein, shall mean a list of failures. At Dot Hill’s option, a representative of Dot Hill may be sent to Supplier’s factory to observe the build.
          5.1.2 DF* (Design for Manufacturability, Design for Testability, etc.). Supplier will implement all DF* recommendations as identified by Dot Hill, Supplier’s “Open Bug GAP Report”, and External Manufacturer(s) recommendations prior to any build. Supplier will review all fixes with Dot Hill Operations Engineering prior to DF* implementation. Any additional gaps that are identified by Supplier during pre-production or production volume phase throughout the entire supply chain will be subject to review by Dot Hill Operations Engineering. Any gaps identified by Dot Hill Operations Engineering will be communicated to Supplier for review/verification and implementation in a timely fashion.
          5.1.3 Design/Compliance Verification. Dot Hill Operations Engineering will review all Supplier Product design verification test plans and results against Dot Hill’s best practices. Any gaps identified will be reviewed with Supplier for applicable modifications.
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          5.1.4 Supplier Assembly Tooling and Enclosure Products Tool/Process Qualification. No data or samples will be submitted for Dot Hill’s approval until Supplier has inspected the mutually agreed upon quantity of parts and has ensured that the tool/process satisfies Dot Hill production level drawing and engineering specifications. This requirement also applies to any re-submission that may be required. Submission of gauge Reproducibility and Repeatability reports to Dot Hill is required for all critical assembly tooling prior to production of a part/assembly for Dot Hill. For Supplier-developed Dot Hill tooling, Supplier shall provide complete tool design drawings to Dot Hill for its approval prior to construction of Dot Hill tooling. Tool Approval/First Article Inspection. Supplier shall provide to Dot Hill, for its approval, data obtained from a 100% inspection of all dimensions/specifications of the initial parts produced to evaluate the tooling and set-up. These parts shall be run under production conditions (e.g. correct speed and proper temperature). Each cavity of a multi-cavity mold must be inspected and approved. If heat treating and/or plating or coating is specified, the parts must be re-evaluated and additional data collected after these processes have been completed. Dot Hill reserves the option to verify and validate any and all First Article results. Reimbursement, if any, of those costs associated with qualification, inspection, design and creation of tooling will be as mutually agreed.
          5.1.5 Process Capability. Supplier shall produce a Process Capability Study which analyzes the information and data for the variable characteristics of all processes in a mutually agreed upon format. Supplier shall adjust processes as indicated by the Process Capability Study results to achieve targeted quality goals. Supplier shall develop X/R charts or comparable information to evaluate the capabilities of the processes. All critical dimensions or features of parts called out in Dot Hill’s drawings shall meet a Cpk index of 1.33 (industry standard measurement).
     5.2 Quality Systems Requirements. Supplier must maintain a defined Quality System for Product measurement and evaluation throughout the manufacturing process. The Quality System shall monitor incoming material control, work-in-process and final Product and packaging. The Quality System shall include:
     (a) [...***...]
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     (g) [...***...]
     5.3 Packaging Requirements. Specific packaging requirements beyond the standard process will be supplied by Dot Hill as required. In all cases packaging and outer packaging must be provided to ensure all material arrives at Dot Hill undamaged.
     5.4 Dot Hill Quality Levels. Supplier’s quality levels for Product are measured in DPMs and shall cover the entire manufacturing process, Supplier post pack audit and customer DOAs. Failures will be attributed to Supplier’s process or Product unless Dot Hill and Supplier mutually agree that such a failure was not caused by Supplier. Maximum DPM rates during production are set forth below. Beyond month one of production, all Product failures in excess of the DPM requirements below will be required to have a documented improvement plan. Where required by Dot Hill, this plan will also contain action plans such as pre-screening. Dot Hill also reserves the right to place Products which exceed the DPM requirements on stop-ship.
Failure rates = # of verified failures divided by the # of units used (by Dot Hill and/or Dot Hill contractors) multiplied by 1,000,000.
OEM Storage DPM Goals:

Production Items	Quality Quarterly Goals
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
The parties will review the above DPM requirements every [...***...] after the first quarter of production of the Products and reset the targets as mutually agreed. It is anticipated that quality levels will continue to show improvements from these baselines over time. As Dot Hill’s internal integration DPM rates decrease, Dot Hill reserves the right to re-negotiate these DPM requirements with Supplier.
     5.5 Actions Related to Excessive DPM Rates and/or Epidemic Failures. If the Products fail to meet the DPM rates, Supplier will perform a root cause analysis to attempt to identify problems that may have caused such failure. Dot Hill and Supplier
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agree that in the event Product fails to meet the DPM rates set forth in Section 5.4 above, and the cause is due to Supplier workmanship or Supplier purchased materials, then Supplier shall implement immediate corrective actions, at Supplier’s expense and in accordance with an plan and schedule that has been agreed to by Dot Hill, to screen out the defects causing the yields to exceed the requirements until long term corrective actions are implemented and proven effective. Said corrective actions may include, but are not limited to, the following:
•	Extended component, sub-assembly and/or final assembly level burn-in to remove any latent failures.

•	Special screening tests in Supplier’s process.

•	Extend the test time of final/post-final function test(s).
6.0 Supplier Audit Programs. Supplier shall perform a series of monitoring tests to ensure that Products conform to Dot Hill’s requirements. A brief description of each test requirement follows.
     6.1 ORT. Supplier shall conduct ORT tests in accordance with mutually agreed upon criteria. The testing will be conducted at Supplier’s site in a manner mutually agreed upon between the parties. The ORT test results shall be delivered to Dot Hill on a [...***...] basis and shall include details of any FA and CAs taken to address any ORT failure. Supplier shall report ORT failures to Dot Hill within [...***...] after occurrence.
     6.2 Field MTBF and AFR Reporting. Supplier will implement a process and worldwide database to effectively track monthly field returns by Product (model). Supplier will provide all data requested by Dot Hill by the [...***...]. Data must be provided for Dot Hill population only and a separate reporting for “Other Supplier Customers”. This data will also include a pareto of failure symptoms found on failing FRUs by FRU part number, No Trouble Found rates by FRU part number and any resulting corrective action activities.
     6.3 Ongoing Quality Audit. Dot Hill and Supplier shall agree to a statistically valid method for estimating the ongoing quality level of every shipment prior to delivery to Dot Hill. Any lots not meeting the agreed upon quality level will be 100% screened by Supplier to ensure their conformance to the Specification. At Dot Hill’s request, Supplier shall conduct Dot Hill application-specific process monitoring tests. The purpose of this testing is to monitor the ongoing performance of manufacturing processes and to identify Supplier’s manufacturing process problems at Supplier’s site. Testing will be conducted on equipment as specified by Dot Hill. Dot
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Hill shall provide procedures, equipment lists, and analysis of test results. Supplier shall set up the test, maintain the equipment, analyze the root cause of all failures and take appropriate CAs. Supplier shall maintain control of the manufacturing process utilizing process capability charts. Supplier will notify Dot Hill when the established control limits have been reached or exceeded. Supplier shall submit to Dot Hill control charts and data for all controlled dimensions or designated test and inspection processes outlined by Dot Hill at intervals designated by the responsible SE.
     6.4 Periodic Specification Testing. Supplier shall re-test the Product to the full Dot Hill Specification, including beyond spec margin testing and test demonstration, on a periodic basis to confirm ongoing performance to the Specification and to verify that there are no major changes to design margins. The specific timing of this test will be determined by mutual agreement of the parties prior to the start of production. Supplier shall provide a detailed plan for Dot Hill’s approval at least once per quarter. If at any time any of the Dot Hill quality metrics are triggered, PST and test demonstration Product validation will be required. These triggers include, but are not limited to, the following:
•	Factory DPMs

•	Reliability

•	Defects on Arrival (“DOA”)

•	Dot Hill customer escalations
Dot Hill ORT or PPA reimbursement, if any, of costs for the above will be agreed.
7.0 Dot Hill Audit Programs. After Products are introduced into manufacturing, Dot Hill may choose to conduct the following tests for conformance to the Specification.
     7.1 Source Inspection. Dot Hill may elect to source inspect lots prior to shipment from Supplier’s factory during the initial stages of production or until a reasonable confidence level has been established. Source inspection may be initiated or terminated at Dot Hill’s option. Supplier shall permit a Dot Hill employee or representative to visit the factory to source inspect finished lots. Inspection shall be performed and lot acceptance shall be determined in accordance with a pre-agreed upon sample plan. Supplier shall assist the source inspector in unpacking, staging, inspecting, testing, and re-packaging sample units. Supplier shall screen rejected lots for discrepant parameter(s) and re-submit them for source inspection. Acceptance at source inspection does not limit Supplier’s responsibility for failures. Product quality and reliability is at all times the responsibility of the Supplier. If source inspection is required for more than [...***...]. Supplier shall
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provide dedicated office space at its facilities for Dot Hill personnel to work, as needed.
     7.2 Supplier Process Audits. Dot Hill may conduct quality audits of Supplier’s and Supplier’s sub-tiers facilities subject to [...***...] advance notice, during normal business hours to determine Supplier’s compliance with Dot Hill’s quality requirements. These audits will include review of all aspects of the Process including without limitation FA. The Supplier will also have a documented procedure including frequency of audits of its sub-tier suppliers by Product manufacturing site and SQE.
     7.3 FA; Containment; CA Program
          (1) TAT will be measured from the date of receipt of Product at Supplier’s facility until Supplier’s notification to Dot Hill of containment. Containment is defined as the CA, interim or final, which prevents shipment of those Products to Dot Hill that have a risk of reproducing problems found in FA. In the event that Products which are analyzed are found to be NTF or are caused by a random component failure, containment will be considered complete when Dot Hill is notified, in writing, of the FA results. Component failures will be documented by objective evidence of failure rate DPM history within Supplier’s processes. If containment action is not the final CA, the final action will occur within [...***...] after Supplier’s receipt of Product.
          (2) The TAT requirement hereunder is an average [...***...] from receipt of Product at Supplier to notification to Dot Hill of containment. Dot Hill agrees to expedite the return of Product requiring FA, with the intent that Products being returned for FA will not be held for consolidation.
          (3) Supplier will be responsible for tracking TAT and issuing a weekly summary report to Dot Hill. Supplier will also be responsible for issuing quarterly summary reports which will be used by Dot Hill as supporting data for FA responsiveness scorecard calculations.
          (4) Only Product FA that Dot Hill request will be used for TAT calculations.
          (5) Dot Hill requires [...***...] on all Products failing in the following processes, and will notify Supplier of the requirement when the Return Material Authorization (“RMA”) is requested. An expedited returns path must be identified for priority failures.
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•	[...***...]
Supplier shall provide to Dot Hill full details of root cause corrective action results. In the case of escalations, Supplier will need to work directly with Dot Hill’s field support staff. For all of the above returns, priority FA is required as follows: [...***...]. These Products will be included in the TAT calculation. Dot Hill also requires FA on all trends found within Dot Hill’s manufacturing process and critical worldwide customer failures. It is Dot Hill’s responsibility to document and provide to Supplier, at the time of RMA request, the serial numbers of Products which require FA.
     7.4 Dot Hill Process Yield/Pareto Reports. Dot Hill shall review monthly yield and pareto reports from Supplier. Supplier shall at Dot Hill’s request, review the reports and investigate any Product in-process for the top [...***...] failures listed and advise Dot Hill of the results. Upon request by Dot Hill, Supplier shall provide detailed root cause FA and Supplier pareto information on a [...***...] basis. [...***...] meetings will be conducted to review Supplier’s progress in improving its yields. Summaries of this information will be distributed to management in both companies. Dot Hill will use this information as a basis for awarding future business. Refer to Attachment 1 for a detailed list of reports required.
8.0 Traceability Requirements. A list of all subassemblies and components that are to be included in a Product shall be prepared by Supplier and Dot Hill. Supplier shall implement systems and processes to permit all such subassemblies and components on this list to be backward traceable in order to mitigate against warranty and epidemic failure issues that could arise. This list will include, without limitation, those subassemblies and critical devices which are specifically designated by the Engineering and Operations technical teams of the parties to have backwards traceability.
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EXHIBIT C-1
CUSTOMER SUPPORT QUALITY REQUIREMENTS
1.0 Purpose. This exhibit defines Dot Hill’s requirements for Supplier’s repair quality program and Supplier’s responsibilities for testing and repairing Products for Dot Hill. This document will be used in conjunction with the Exhibit B and Exhibit C.
2.0 Scope. This exhibit describes Dot Hill’s quality requirements for worldwide repair of Product either by Supplier or by Supplier’s authorized third parties. Dot Hill’s goal is to receive Products from Supplier which are defect free. Therefore Dot Hill will measure Supplier to an [...***...]. This exhibit specifies the Supplier processes required in support of this goal.
3.0 Applicable Documents
•	Global Cosmetics — Quality — Workmanship Standards

•	Engineering Specification for Part Identification Label

•	Bar Code Marking Standard for Field Replaceable Units

•	Labeling and Packaging Procedure for Repaired FRUs

•	Mission Critical Repair Process

•	Supplier Repair Data Reporting Specification (or applicable Auto Load Specification)

•	Supplier Self-Surveillance Requirements
4.0 Dot Hill Audit Program
     4.1 Initial Facility Qualification. Dot Hill may require an initial facility qualification audit prior to permitting shipment of Repaired Product. This audit will cover all repair and business processes. Prior to the audit, Supplier will be required to complete the Dot Hill Audit Questionnaire, which will be provided by Dot Hill.
     4.2 Move and/or New Product Introduction Audit. If Supplier moves a repair line, a repair facility, or starts up a new Product repair line in a previously requested facility, Dot Hill will permit shipment of Repaired Product from that facility only upon Dot Hill’s written approval, such approval not to be unreasonably withheld, delayed or conditioned. In most cases, Dot Hill will require an on site audit of the facility prior to providing approval.
     4.3 [...***...] Survey. Dot Hill may perform qualification audits of each repair
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site [...***...]. This audit will cover all repair and business processes. Prior to the audit, Supplier will be required to complete the Dot Hill Audit Questionnaire, which will be provided by Dot Hill.
     4.4 Random Audits. Dot Hill may, with at least [...***...] prior written notice for North America repair facility, and [...***...] prior written notice to Supplier for all other repair facilities, at any time conduct an audit of Supplier’s repair facilities during normal business hours to determine compliance with Dot Hill’s requirements.
5.0 Supplier Process Requirements
     5.1 Functional Performance. Functional performance is defined in the Specifications corresponding to the Dot Hill FRU part numbers identified in Exhibit B-5 of Exhibit B or in the system level specifications.
     5.2 Process Commonality. Supplier shall have the capability to control and make common across all repair locations, any and all processes that could affect Product quality or the fulfillment of Dot Hill requirements. These processes may include but are not limited to:
•	[...***...].
     5.3 Multiple Returns. Multiple returns means Product identified by serial and part number returned with a similar reproducible failure symptom [...***...] or more times, unless otherwise specified, during any [...***...] period as reported by Dot Hill or the Supplier’s testing. Supplier shall have the capability to
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recognize, monitor, analyze and take corrective action on Multiple Returns repaired by Supplier or Supplier authorized third parties. Dot Hill and Supplier shall agree on a means to measure performance in this area and report as defined in Article 8 below. Dot Hill and Supplier will mutually determine if the returned Product should be repaired or replaced. Returns for ECO upgrade only and not due to field failure will not be considered in the Multiple Return count.
     5.4 Quality System. Supplier shall maintain a documented quality system consistent with the requirements set forth in the ISO 9000 standards. The intent of this quality system is to provide for business and repair processes which are repeatable, sustainable and capable of meeting Dot Hill’s quality, cost and delivery goals.
     5.5 Root Cause Failure Analysis. Supplier shall have the capability to perform root cause and failure analysis and report findings in a timely manner, as shown below or as stated in Dot Hill’s request, and to effectively capture and route Product requiring root cause analysis from identified defects or customer requests. Supplier shall maintain and track accurate and detailed records of all such failure analysis performed. Measurement for Failure Analysis (“FA”) response is based on the date of receipt of the defective unit requiring FA by the supplier.
          5.5.1 Notification of the requirement for a root cause analysis may be provided to Supplier by phone, email, voicemail or fax prior to or after the return of the defective Product for repair.
          5.5.2 Reasonable requests for FA generated by Dot Hill’s Corrective & Preventive Action System (“CPAS”) require complete FA and written response via email or a mailed report within five (5) working days after Supplier’s receipt of the defective unit.
Failure Analysis requirements:
     a. [...***...].
     5.6 Supplier Corrective Action Request (“SCAR”). Supplier shall maintain a CLCA process for reactive events (defects) as well as continuous improvement efforts. Any SCAR issued by Dot Hill must be addressed by Supplier within Supplier’s CLCA
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process. SCARs may be issued as a result of events which include, but are not limited to, an audit finding, quality defect or process failure. Supplier will respond to SCARs in accordance with the time frames specified in the applicable SCAR.
     5.7 Cosmetics. Supplier shall comply with the requirements specified in Dot Hill’s Global Cosmetics — Quality — Workmanship specifications.
     5.8 Labeling/Packaging. Supplier shall comply with the requirements specified in Dot Hill’s Engineering Specification for Part Identification Label; Bar Code Marking Standard for Field Replaceable Units; and Labeling and Packaging Procedure for Repaired FRUs, for all reworked/repaired FRUs or new units shipped to replace FRU failures.
     5.9 Mission Critical. Products/FRUs which are Mission Critical will be designated as such in Exhibit B-5 with the initials “MC” after the part number. All parts designated as Mission Critical must be complaint with the Mission Critical Process and report data provided by Supplier in the format specified in Supplier Guidelines.
6.0 Supplier Notification Requirements
     6.1 Stop Ships and Purges. Supplier shall notify Dot Hill in writing of any discrepancy in Product quality which may have a detrimental effect on previously shipped Product or which may result in a stop ship or purge. Supplier will make recommendations regarding the disposition of this material. and Supplier agrees, at Dot Hill’s request, to sort and rework all material at Supplier locations. Costs associated with stop ship and purge activity, [...***...]. Costs not attributable to [...***...].
     6.2 Repair Process Change Notification. In the event the Supplier desires to change the fundamental repair process in such a way that may impact form, fit, function, quality, reliability, serviceability, or safety, Supplier shall notify Dot Hill in writing within a reasonable period (no less than [...***...]) prior to the effective date thereof. Examples of changes which require notification include, but are not limited to:
•	Major test equipment or procedures,

•	Major repair processes,

•	Burn-in time of environment,

•	Repair locations,

•	Final acceptance criteria,
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•	Packaging,

•	Re-layout or relocation of a repair line within a facility, and

•	Cosmetic criteria.
Supplier agrees to provide verbal notification to the Dot Hill Supplier Engineer, within [...***...] of all other significant repair process changes that do not affect form, fit, function, serviceability or safety. Supplier shall implement such changes in the process only if collected data verifies that quality and reliability levels would be sustained or improved. Said data will be made available for Dot Hill review upon request.
     6.3 ECOs. Supplier shall have the capability to manage ECOs throughout all repair and stocking locations and implement such ECOs in a timely manner. Supplier will integrate its ECO and field change/notification processes with that of Dot Hill’s, for example Dot Hill’s ECO, FIN, and FCO processes, so that all changes made to a Product are communicated to Dot Hill in a timely and effective manner to a Dot Hill specified web site or alternative location in accordance with the requirements of this Agreement. Upon Dot Hill’s request, and at Dot Hill’s expense, Supplier will provide documentation, tools and parts needed to implement ECOs at Dot Hill or Dot Hill’s TPRSs.
7.0 Quality Monitoring and Verification Requirements
     7.1 Self Surveillance. It is Dot Hill’s goal to implement Supplier Self-Surveillance where feasible. The Supplier shall have a system of controls in place which assures consistent high quality repair and handling of Dot Hill Products. This will include a means of tracking, analyzing, and continuously improving post process quality results. The Supplier Self-Surveillance Requirements are outlined in the Supplier Guidelines.
     7.2 Incoming Inspection
          7.2.1 Self-Surveillance Implemented. Dot Hill may perform incoming inspections and testing of Repaired Products consisting of a functional test according to a Dot Hill test procedure and/or a visual/mechanical inspection. The sample size may be adjusted at Dot Hill’s discretion and may be based upon the Supplier’s Self-Surveillance quality level attained as described in the Supplier Guidelines.
          7.2.2 Self-Surveillance Not Implemented. Dot Hill may utilize its [...***...] incoming inspection results as the Supplier’s quality performance
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measurement. Acceptance at incoming inspection does not limit Supplier’s responsibilities for Product failures.
          7.2.3 Supplier shall maintain an internal continuous improvement plan to demonstrate how it will achieve the DPM goal set forth in Article 2 above.
     7.3 NTF Testing. All tests to be used for NTF testing will be those tests used in the production process unless otherwise mutually agreed. The results of these tests will be used to determine applicable NTF charges.
8.0 Reports and Data
     8.1 Monthly Quality Report. Supplier shall submit a [...***...] quality report to Dot Hill covering three (3) distinct categories:
•	[...***...].
Supplier is responsible for correlation analysis across the three (3) categories in order to identify common issues. The report shall be summarized at the worldwide level and delineated as appropriate to clearly identify areas requiring corrective action.
     8.2 Repair Data Reporting. Supplier shall comply with the requirements specified in Supplier Repair Data Reporting Specification.
     8.3 [...***...] Business Reporting. Supplier shall be able to generate and provide to Dot Hill the following reports on a [...***...] basis.
•	[...***...]
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•	[...***...]
     8.4 [...***...] Business Reporting. Supplier shall be able to generate and provide to Dot Hill the following reports on a [...***...] basis.
•	[...***...].
     8.5 Informational Updates. Supplier will provide updates to the following items specifically as they relate to Repair Services as part of the regularly scheduled meetings between Dot Hill and Supplier:
a.	State of the Supplier’s business;

b.	Any planned expansions, additions or moves;

c.	Any new state of the art processes being implemented;

d.	Additional capabilities;

e.	ISO 9000 compliance plan achievement; and

f.	Training for service, both internal and external (Supplier’s contractors).
     8.6 Additional Information. If requested by Dot Hill, Supplier shall provide within [...***...] on hand defective inventory status by Dot Hill part number. If Supplier’s performance falls below [...***...], additional reports may be required by Dot Hill. The format of such reports will be as mutually agreed to by both parties.
9.0 Scrap. If scrap costs are [...***...]. All material that is pending disposition shall be segregated from good stock and placed in a holding location. Upon receipt of written instructions from Dot Hill as to whether Dot Hill elects to exercise option (a) or (b) below, Supplier shall:
     (a) [...***...].
*** Confidential Treatment Requested
Dot Hill Confidential

86.